Exhibit 99.2

For questions or assistance, please contact the proxy solicitor for the Concerned InterOil Shareholders in Canada and the United States, Evolution Proxy Inc. at 1-844-226-3222 toll free in North America, or 1-416-855-0238 outside of North America (collect calls accepted) or by email at info@evolutionproxy.com. To keep current with further developments and information about voting your shares, visit www.concernedinteroilshareholders.com.

YOUR SUPPORT IS EXTREMELY IMPORTANT – VOTE YOUR BLUE PROXY TODAY

May 16, 2016

Dear Fellow Shareholders:

Our investment in InterOil is at risk!

The current board of directors (the “Board”) of InterOil Corporation (“InterOil” or the “Company”) has presided over a massive destruction of shareholder value. We believe that the current Board has failed to provide effective oversight of management and has adopted a flawed managerial and operational structure, which has significantly damaged the interests of InterOil’s shareholders and jeopardized the future of the Company. As you may know, I am the founder and former Chairman and CEO of InterOil. Petroleum Independent & Exploration, LLC and I (the “Concerned InterOil Shareholders” or “we”), together with other shareholders concerned about InterOil’s future and representing in total approximately 7.5% of the outstanding shares of the Company, requisitioned a special meeting of shareholders (the “Requisition”) under the Business Corporations Act (Yukon) (the corporate statute governing InterOil) in March 2016 seeking to improve the corporate governance of InterOil.

Since my retirement from the Board in November 2013, InterOil’s share price has declined by US$60. We believe that the current Board has failed InterOil’s shareholders in several critical ways, which have led to a substantial destruction of shareholder value. Among other things we believe:

•	The Board pursued value destructive transactions without seeking shareholder approval, including the sale of more than half of InterOil’s gross interest in the Elk and Antelope gas fields to TOTAL, S.A. (“TOTAL”). We believe that the over 50% decline in the InterOil share price in the six weeks following the announcement of the transaction, wiping out approximately US$2.5 billion in shareholder value, was a direct investor reaction to the terms of that transaction.

•	The Board has consistently proven that it lacks needed expertise and understanding of exploration and development operations in Papua New Guinea, which has led to cost overruns, repeated operational failures and high and increasing debt levels for the Company.

•	The Board is taking a destructive short-term view of InterOil’s business, sacrificing long-term shareholder value by allowing management to dispose of assets at fire-sale prices, destroy useful equipment and dismiss hundreds of recently hired and trained employees.

•	The Board has failed to disclose developments to shareholders that we believe to be material, and has emphasized non-material announcements to provide the appearance of progress for the Company.

•	Compensation levels of the Board and management are far out of scale for a company like InterOil, which has no net revenue from upstream operations and no operatorship of PRL 15 (Elk and Antelope fields) or other material lease operations. The worst example of this is the abusive “golden parachute” payment due to the CEO in the event of a change in control of the Company.

•	The interests of current directors are not aligned with the interests of shareholders. Most of the InterOil shares owned by current directors were received as share grants from the Company, and not from purchases made with their own funds.

For questions or assistance, please contact the proxy solicitor for the Concerned InterOil Shareholders in Canada and the United States, Evolution Proxy Inc. at 1-844-226-3222 toll free in North America, or 1-416-855-0238 outside of North America (collect calls accepted) or by email at info@evolutionproxy.com. To keep current with further developments and information about voting your shares, visit www.concernedinteroilshareholders.com.

YOUR SUPPORT IS EXTREMELY IMPORTANT – VOTE YOUR BLUE PROXY TODAY

•	The Board has provided minimal disclosure to shareholders on important matters about operations and assets, based on a flawed and inconsistent measure of “materiality”. We believe that the Board is using a disclosure standard and thresholds more appropriate to a “super-major” with billions of dollars in revenue from a broad portfolio of assets, which is not appropriate for a company like InterOil, that has no operations, no revenues and a single large asset that accounts for a vast majority of its value. This disclosure policy has left shareholders without the ability to accurately judge the value or performance of their investment and the Board’s stewardship of the Company and oversight of management.

SOMEONE HAD TO ACT TO PROTECT SHAREHOLDERS

I have tried over the past two years to open a private dialog with the Board and management to offer my advice on drilling and related matters based on my long experience in Papua New Guinea. However, management failed to engage meaningfully on any of the issues I raised. Finally, in the first quarter of this year, frustrated with the poor decision-making of the Board and management and InterOil common share prices below US$25.00, the Concerned InterOil Shareholders and certain other shareholders issued the Requisition in order to introduce a series of resolutions (described in greater detail below) designed to promote improved corporate governance practices for the benefit of the Company and its shareholders (the “Requisition Resolutions”). The Board initially refused to even acknowledge and disclose our lawful Requisition, which forced us to seek redress from the Supreme Court of Yukon, at our own expense, to compel the Board to act on the Requisition and bring the Requisition Resolutions to a vote at the annual and special meeting of the shareholders of InterOil to be held on June 14, 2016 (the “Meeting”)

The Requisition Resolutions (stated and described in full in our information circular) are reasonable proposals intended to make the Board accountable to shareholders, improve the composition of operational and management skills on the Board, align the Board’s interests with shareholders, and introduce basic corporate governance practices, including more complete disclosure. It is appalling to us that the Board wishes to deny basic rights to shareholders by opposing and actively soliciting votes against every single one of the Requisition Resolutions.

THE BOARD OPPOSES EACH OF OUR REQUISITION RESOLUTIONS, WHICH WOULD:

•	Compel the Board to seek shareholder approval of material transactions that involve more than 10% of the Company’s total asset value (the “Material Transactions Resolution”).

Our objective is to ensure that the current Board’s track record of entering into value destructive transactions without shareholder approval cannot continue and that directors are held accountable for all such transactions.

•	Require that at least one-third of Board members are individuals with direct operating experience in exploration and development onshore in remote jungle areas.

The Board must have the necessary expertise to be able to provide effective oversight of management so that the Company can avoid repeating the poor managerial decision-making that has plagued InterOil since I retired as CEO of InterOil.

For questions or assistance, please contact the proxy solicitor for the Concerned InterOil Shareholders in Canada and the United States, Evolution Proxy Inc. at 1-844-226-3222 toll free in North America, or 1-416-855-0238 outside of North America (collect calls accepted) or by email at info@evolutionproxy.com. To keep current with further developments and information about voting your shares, visit www.concernedinteroilshareholders.com.

YOUR SUPPORT IS EXTREMELY IMPORTANT – VOTE YOUR BLUE PROXY TODAY

 2

•	Require third party analysis to support discovery announcements and evaluate the commercial potential of the Company’s assets.

To promote transparency and accountability, the Board must provide accurate and independently verified reserves information to the public and shareholders, and the Board and management must be prevented from misstating the significance of “discoveries”.

•	Compel the Board to develop and vigorously enforce a disclosure policy that exceeds the regulatory minimum.

Shareholders deserve a full and complete understanding of their investment based on a policy of full disclosure instead of minimum compliance with required standards.

•	Require a threshold price per share as a condition to any change of control payments to management; limit aggregate Board cash compensation to US$600,000 per year; and restrict the sale of equity grants received by directors for a year after their service ends.

The Board must be aligned with shareholders and incentivized to act in the long term best interests of the Company. We also want to ensure that the Board and management seek the best price for InterOil in the event of a sale of the Company, and only benefit if shareholders also benefit.

The Board’s baffling opposition to measures intended to remedy the unaccountability and poor decision-making processes that have led to a significant deterioration in the health of the Company and destruction of shareholder value troubles us and has led us to believe that even if the Requisition Resolutions are passed, the current Board will not make a good faith attempt to implement them.

THE CONCERNED INTEROIL SHAREHOLDERS HAVE CONCLUDED THAT THE ONLY WAY TO ENSURE THAT THE REQUISITION RESOLUTIONS ARE IMPLEMENTED IS TO NOMINATE FIVE HIGHLY-QUALIFIED INDIVIDUALS TO THE BOARD.

Our nominees for election as directors of the Company are myself, Mr. David Lasco, Mr. David Vance, Mr. George Cammon and Mr. Olen Overstreet. We are all highly qualified and would bring much-needed shareholder-focused representation to the Board. Each of us would also bring capital allocation and operational expertise, along with deep industry-specific experience, to the Board, all of which are currently lacking and desperately required in order to improve the health of the Company.

Fellow shareholders, at the Meeting we have an opportunity to begin to correct what we believe to be the wasteful expenditure and serious mismanagement of the Company’s resources by InterOil’s current Board and management. We have proposed resolutions intended to increase transparency and align the Board and management compensation with shareholder value creation. We have further proposed five extremely qualified individuals to help implement those resolutions and restore InterOil’s value and well-being.

We believe if properly managed, InterOil still has the potential to create billions of dollars in value for shareholders, and we strongly urge all shareholders to vote the BLUE Concerned InterOil Shareholder proxy to adopt our Requisition Resolutions to promote transparency and accountability of the Board to shareholders and elect all five of our nominees as directors of the Company.

If you require any assistance voting your BLUE proxy, contact the Concerned InterOil Shareholders’ proxy solicitor, Evolution Proxy Inc., at 1-844-226-3222 toll-free in North America, or at 1-416-855-0238 outside of North America (collect calls accepted), or by e-mail at info@evolutionproxy.com.

For more information, please also visit www.concernedinteroilshareholders.com.

For questions or assistance, please contact the proxy solicitor for the Concerned InterOil Shareholders in Canada and the United States, Evolution Proxy Inc. at 1-844-226-3222 toll free in North America, or 1-416-855-0238 outside of North America (collect calls accepted) or by email at info@evolutionproxy.com. To keep current with further developments and information about voting your shares, visit www.concernedinteroilshareholders.com.

YOUR SUPPORT IS EXTREMELY IMPORTANT – VOTE YOUR BLUE PROXY TODAY

 3

In the following pages we outline the urgent case for change and our plan, and describe each of our Requisition Resolutions and the backgrounds of each of our nominees.

Sincerely,

“Phil E. Mulacek”

Phil Mulacek

Shareholder, Founder and Former Chairman and CEO of InterOil Corporation

For questions or assistance, please contact the proxy solicitor for the Concerned InterOil Shareholders in Canada and the United States, Evolution Proxy Inc. at 1-844-226-3222 toll free in North America, or 1-416-855-0238 outside of North America (collect calls accepted) or by email at info@evolutionproxy.com. To keep current with further developments and information about voting your shares, visit www.concernedinteroilshareholders.com.

YOUR SUPPORT IS EXTREMELY IMPORTANT – VOTE YOUR BLUE PROXY TODAY

 4

THE CURRENT BOARD AND MANAGEMENT HAS DESTROYED SIGNIFICANT SHAREHOLDER VALUE

Since Mr. Mulacek retired as CEO of InterOil in April 2013, InterOil shares have significantly underperformed both the S&P Composite 1500 Index and the S&P/TSX Composite Index.

The Board pursued value-destroying transactions without shareholder approval

In December 2013, InterOil announced the sale of over half of its gross interest in the Company’s largest and most important asset, the Elk and Antelope gas fields, to French super-major TOTAL S.A. Just 45 days after the sale was announced, InterOil’s share price had fallen by more than 50% and over US$2.5 billion of shareholder value was destroyed! This massive loss occurred almost a year before oil prices began their recent decline in late 2014.

For questions or assistance, please contact the proxy solicitor for the Concerned InterOil Shareholders in Canada and the United States, Evolution Proxy Inc. at 1-844-226-3222 toll free in North America, or 1-416-855-0238 outside of North America (collect calls accepted) or by email at info@evolutionproxy.com. To keep current with further developments and information about voting your shares, visit www.concernedinteroilshareholders.com.

YOUR SUPPORT IS EXTREMELY IMPORTANT – VOTE YOUR BLUE PROXY TODAY

The chart above shows the price of InterOil’s shares from January 2013 to August 2014, including the dramatic decline in the period following announcement of the TOTAL transaction in December 2013. The chart also includes as a reference the price of Brent crude during the same time period, which clearly shows that world oil prices remained consistently over US$95 per barrel during this time.

Compared to terms under discussion with ExxonMobil at that time for a similar transaction, TOTAL paid a lower price for discovered gas, pushed back an expected final investment decision on an LNG project by four to seven years and expected positive cash flow for the Company a further four years after that. We believe that pushing project cash flows out by eight years could never improve project value, only destroy it.

At the time, Mr. Hession, the current CEO of InterOil, and the Board claimed the TOTAL transaction would be “transformational” for the Company, allowing it to monetize the Elk and Antelope asset and focus on development of the Company’s exploration acreage. The transaction certainly was transformative, but not in the way Mr. Hession described – as the price of InterOil’s shares collapsed over 50%.

InterOil is now approximately US$300 million in debt, and we believe soon to be US$400 million in debt under a new credit line, with no commercial discoveries to show for almost US$1 billion in cash spent on drilling and exploration expenses. The second assessment payment from TOTAL has been delayed, and any positive cash flows from a final investment decision payment by TOTAL or LNG sales from the announced Papua LNG project are years away.

Mr. Hessian and the Board argued that the transaction with TOTAL offered greater upside on exploration than ExxonMobil’s proposal, and that this was required to grow the Company on a long term basis based on growth from discoveries in the exploration acreage. While it is true that TOTAL offered more exploration upside in terms of additional payments for discovery of gas reserves over their baseline, there were significant risks in emphasizing exploration potential over the better up-front gas price and terms for a final investment decision on an LNG project offered by ExxonMobil. Exploration, drilling and development activities are highly speculative and costly if not undertaken appropriately to the environment in Papua New Guinea, and there is also a risk that reserves certification may be easily manipulated in calculating delayed payments to the Company.

For questions or assistance, please contact the proxy solicitor for the Concerned InterOil Shareholders in Canada and the United States, Evolution Proxy Inc. at 1-844-226-3222 toll free in North America, or 1-416-855-0238 outside of North America (collect calls accepted) or by email at info@evolutionproxy.com. To keep current with further developments and information about voting your shares, visit www.concernedinteroilshareholders.com.

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In addition to the demonstrably flawed exploration argument, we believe the Board and management were incorrect when they told investors that there was Papua New Guinea political risk in signing with ExxonMobil, because the Papua New Guinea government was eager to see a competing LNG operator, and therefore might not have approved a sale to ExxonMobil. We believe this statement was simply untrue. While Mr. Mulacek was CEO, he and other InterOil officials had met with senior ministers in the Papua New Guinea government, who assured the Company that job growth from earlier development was the government’s first priority rather than competition from a second operator, and that ExxonMobil would be an acceptable development partner for InterOil.

Despite the “transformative” nature of the transaction, the Board provided InterOil shareholders with no opportunity to consent to or reject the TOTAL sale. This approach was in stark contrast to Mr. Mulacek’s position when he was negotiating with ExxonMobil during his tenure with the Company, when he strongly advocated seeking shareholder approval of any potential transaction.

The Company also sold off the Napa Napa refinery without shareholder approval, the sole source of the Company’s cash flow, and is currently selling off operating assets at fire-sale prices, losing tens of millions of dollars and impairing the Company’s future ability to operate exploration and development programs in Papua New Guinea. All of these actions have significantly affected the health of the Company and shareholder value, but were and continue to be done by the Board and management without shareholder approval since Mr. Mulacek’s retirement.

Now, we believe that InterOil may be planning a significant asset sale, even before InterOil’s shareholders have had an opportunity to vote at the Meeting on the Material Transactions Resolution, which is one of the Requisition Resolutions. These potential sale activities have not been disclosed in InterOil’s management information circular dated April 25, 2016, which in part solicits proxies against the Material Transactions Resolution. We believe this demonstrates the Board’s disregard for the principles of good corporate governance.

THE BOARD’S LACK OF UNDERSTANDING OF PAPUA NEW GUINEA EXPLORATION AND DEVELOPMENT HAS LED TO COST OVERRUNS, REPEATED FAILURE

AND HIGH DEBT LEVELS

The current Board and management have displayed a failure to understand the appropriate strategy for working in Papua New Guinea, and have compounded that failure by following bad advice from their advisors on engineering and application, leading to poor technical results and hundreds of millions of dollars in wasted costs.

InterOil has one significant upstream asset that remains undeveloped and no material operations, and the Board must have a skill set that matches its assets and strategy. The current Board is comprised of individuals who would be more appropriate for a mature, established and well managed producer. We believe that the current directors do not have the skills and experience in exploration and operations necessary to set InterOil’s strategy and provide effective oversight of management.

Since Mr. Mulacek retired from the Board in November 2013, the Company has spent approximately US$1 billion on exploration and related activities, but has failed to announce any new commercial discoveries that have been verified commercially by independent experts (similar to the certification obtained from GLJ or Gaffney Cline with respect to the Elk and Antelope fields). The Concerned InterOil Shareholders believe that this lack of commercial success has resulted from the Board’s inability to provide effective oversight of management and set an appropriate capital allocation strategy for InterOil.

For questions or assistance, please contact the proxy solicitor for the Concerned InterOil Shareholders in Canada and the United States, Evolution Proxy Inc. at 1-844-226-3222 toll free in North America, or 1-416-855-0238 outside of North America (collect calls accepted) or by email at info@evolutionproxy.com. To keep current with further developments and information about voting your shares, visit www.concernedinteroilshareholders.com.

YOUR SUPPORT IS EXTREMELY IMPORTANT – VOTE YOUR BLUE PROXY TODAY

 3

The cost of drilling new wells has risen by 200% to 900% since Mr. Mulacek retired as CEO of InterOil

Current management has allowed drilling costs on exploration and appraisal wells to spiral out of control, spending what we believe to be between 200% to 900% more per well than what it cost to drill a well while Mr. Mulacek was CEO of InterOil.

InterOil has drilled seven (7) wells and sidetracks without commercial success, all because of significant and costly mistakes. Based upon our experience and knowledge of the operating environment, we believe some of the biggest failures include:

•	Triceratops #3 wasted $70 million to $80 million: Triceratops #3 total well costs are estimated at over US$130 million, with only limited success to show for the expenditure. We believe that the well should only have cost about US$50 million to drill, but the Company wasted US$70 to US$80 million by, among other things, drilling in a poor location and unnecessarily spending an additional $30 million to $40 million because of a poor technical decision to drill with casing.

•	Antelope #4 cork-screwed and caught fire, and eventually was re-drilled by TOTAL: The Antelope #4 appraisal well was drilled in a “cork-screw” manner by the drilling team. This cork-screw of 120 to 180 degrees led to excessive torque, poor cement jobs and undermining safety of DDV safety valves. The well also caught fire from gases in shallow sands, whereas five prior wells in same formation never experienced any problem when drilled by the prior management team. The Papua New Guinea Department of Petroleum and Energy forced a shut in, resulting in higher costs for all parties. TOTAL eventually took over operatorship of PRL 15 and re-drilled the well at total cost of US$120 million to US$200 million. Cork-screws can be avoided simply, and a management team with “more than 150 years’ experience”, as InterOil’s website claims, should never have allowed this to occur.

•	Wahoo #1: The Wahoo #1 exploration well was a technical and financial disaster for the Company. The well was drilled in the wrong location and used the wrong drill method. The horizontal drilling plan chosen by management was expensive and inappropriate, leading to vast cost overruns. Mr. Mulacek informed the Company that the sidetrack method chosen had only about a 10% chance of success, and suggested that the Company move the rig to what we understand was a better location 2 to 3 kilometers away, and drill a new hole instead of sidetracking. Ultimately, the sidetrack was unsuccessful and the well was plugged and abandoned.

•	Unnecessary drilling of 3 non-commercial wells (Bobcat, Raptor, Wahoo): One contributing factor to the problems on Wahoo #1 and two other exploration wells, Raptor #1 and Bobcat #1, was a fundamental misunderstanding of the Papua New Guinea government’s intent regarding the Company’s exploration licenses. Under the failed oversight of the Board, which incorrectly understood the position of the government, the CEO rushed to drill these wells instead of allowing more analysis to be performed. The Company wasted approximately US$250 million of corporate assets to drill these wells, which bears a direct relationship to the Company’s almost US$300 million of debt burden today. We have failed to discover any publicly disclosed commercial information on these wells to justify the expense and debt. Wahoo #1 was eventually plugged and abandoned while none of the resources ‘discovered’ by InterOil at Raptor and Bobcat have been proven to be commercially viable.

For questions or assistance, please contact the proxy solicitor for the Concerned InterOil Shareholders in Canada and the United States, Evolution Proxy Inc. at 1-844-226-3222 toll free in North America, or 1-416-855-0238 outside of North America (collect calls accepted) or by email at info@evolutionproxy.com. To keep current with further developments and information about voting your shares, visit www.concernedinteroilshareholders.com.

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 4

Ever-increasing debt burden

The vast increase in the cost of exploration has forced the Company to turn to ever-increasing amounts of debt to explore and meet its drilling obligations under the arrangement with TOTAL. The last three debt financings of InterOil have had one-year maturities to be repaid from the proceeds of the TOTAL certification payment, as the Company has no cash flow to support long-term debt. InterOil recently expanded its latest debt facility from US$300 million (most of which we understand is currently drawn down) up to US$400 million. At current spend rates, we estimate that the additional US$100 million in debt capacity will likely only carry the Company through the first quarter of 2017. Also, the interest rate has increased by a full percentage point over the previous facility, so that in addition to increasing the amount of debt it may take on, the Company is paying more interest on that debt. Had the Board and management exercised even moderately effective cost management practices, the Company could be debt free today with surplus cash on its balance sheet, instead of servicing a growing mountain of debt.

INTEROIL HAS DISPOSED OF ASSETS AT FIRE-SALE PRICES, DESTROYED ASSETS AND DISMISSED HUNDREDS OF RECENTLY HIRED AND TRAINED EMPLOYEES

The Board and management of InterOil have impaired and continue today to further impair the core operational and exploration capacity of the Company for exploration and development by disposing of assets at fire-sale prices, destroying assets and dismissing hundreds of recently hired and trained employees. This is presumably partly in response to its losing operatorship of PRL 15 to TOTAL, but we believe may also reflect recognition by the Board and management that they do not possess the skills necessary to run InterOil’s business cost effectively for the long term.

We understand from employees and others in the market in Papua New Guinea that InterOil has recently disposed of hundreds of millions of dollars of operating equipment, and continues to do so. With the current depressed state of the oil market, we understand this has turned into a “fire sale”, with sale prices ranging between 1% and 5% of original equipment value. In our view, even if equipment is not currently needed, it could be warehoused for a fraction of the anticipated loss the Company will incur in a sale and the expense it will incur in repurchasing this equipment when markets improve. The Company could have hired local Papua New Guinea employees to store and help secure for possible future use the equipment that has been needlessly sold. This would have contributed to local employment, enhanced InterOil’s corporate social responsibility reputation, and reduced costs that will be incurred if and when the equipment must be replaced by InterOil.

Even worse, we understand that saleable equipment has been intentionally destroyed. Rig #2 was a fully operational drilling rig that had drilled the discovery wells for the Elk, Antelope and Triceratops fields, and the Company had over US$16 million invested in the rig. We understand that InterOil received an offer of around US$1 million for Rig #2. However, instead of recovering cash for the Company, we understand that management inexplicably cut the mast and base of the rig into useless scrap.

Large increases in corporate overhead while size is decreasing

We also understand that corporate overhead for upper and middle management has increased while the Company continues to divest operating assets. In other words, the Company is smaller today but overhead costs are apparently increasing.

For questions or assistance, please contact the proxy solicitor for the Concerned InterOil Shareholders in Canada and the United States, Evolution Proxy Inc. at 1-844-226-3222 toll free in North America, or 1-416-855-0238 outside of North America (collect calls accepted) or by email at info@evolutionproxy.com. To keep current with further developments and information about voting your shares, visit www.concernedinteroilshareholders.com.

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 5

We understand that management relocated mid-level staff from low cost offices in Papua New Guinea and Cairns Australia to a high-cost Singapore location, and the Board granted pay increases to reflect higher living expenses in Singapore. We also understand that the Company has leased a number of expensive executive apartments in Port Moresby and Singapore that sit mostly unused.

We further understand that the Company has begun to dismiss hundreds of employees, including many of the recent hires it has recruited, resulting in a significant loss of in-house expertise. Some this expertise has apparently been replaced by contractors and consultants who may not possess the same skills and experience, with the net result of a significant rise in operating costs while reducing actual operating capacity and diminished accountability.

LACK OF CONSISTENT DISCLOSURE UNDERMINES SHAREHOLDERS’ ABILITY TO HOLD THE BOARD ACCOUNTABLE

The Board and management have adopted inconsistent disclosure practices, which impedes the ability of shareholders to hold them accountable.

The Board and management’s policy of providing minimal disclosure based on flawed and inconsistent thresholds of “materiality” reduce transparency to shareholders and frustrate efforts to judge the Company’s performance.

In a recent meeting with Mr. Mulacek, the Chairman of the Board and the head of the Audit Committee stated to Mr. Mulacek that the Company gives InterOil’s shareholders all information that it is “legally required” to provide. In our view, providing the minimum legal requirement is not what InterOil’s shareholders want or deserve. The Board should ensure that management provides as much information as reasonably possible on assets and operations to enable shareholders and the public to understand the value of the Company’s assets and to enable a thoughtful appraisal of operational performance.

We believe the Board is determining “materiality” for purposes of required disclosures as though the Company were a super-major with a multi-billion dollar revenue stream from a diversified portfolio of cashflows and net revenue assets. This is completely inappropriate for InterOil. InterOil has one major discovery, the Elk and Antelope fields, on which almost all of the Company’s enterprise value is based. The importance of events or developments that may not be material in a diversified company is magnified significantly when a business has a narrow focus like InterOil’s business.

We also believe that the Company has failed to provide information such as reserves analyses on a consistent basis. This unsatisfactory practice has made it difficult for shareholders and the market to understand the true value of the Company’s assets or evaluate the Board’s and management’s operating performance.

Some examples of what we believe to be inadequate disclosure that concern us include:

•	Cost overruns and fire and shut-in at Antelope #4: InterOil never publicly explained a rig fire and months-long shut-in during 2014 ordered by the Papua New Guinea Department of Petroleum and Energy on Antelope #4, or disclosed the total cost of the well. This matter was eventually partially disclosed to the public by InterOil’s minority partner in the Elk and Antelope fields, Oil Search Limited, when we believe that InterOil itself, as operator of the field at the time, should have made the full disclosure. It is difficult to understand how this event was not material to the Company. Antelope #4 was supposed to be a producer and a test and appraisal well on the single largest asset of the company, the Elk and Antelope fields, with its results factored in to the resource payment due from TOTAL after initial appraisal, which is the sole source of cash to the Company for the next several years.

For questions or assistance, please contact the proxy solicitor for the Concerned InterOil Shareholders in Canada and the United States, Evolution Proxy Inc. at 1-844-226-3222 toll free in North America, or 1-416-855-0238 outside of North America (collect calls accepted) or by email at info@evolutionproxy.com. To keep current with further developments and information about voting your shares, visit www.concernedinteroilshareholders.com.

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•	Wahoo #1 and Bobcat #1 drilled badly and in the wrong location: We understand that the Wahoo #1 and Bobcat #1 exploration wells were drilled poorly and in the wrong locations and suffered substantial cost overruns. However, the Company disclosed none of these details, stating only in the case of Wahoo #1 that overpressures had been encountered, operations were suspended and then restarted. The well was eventually plugged and abandoned.

•	Worksite deaths: We understand that up to five persons may have died in InterOil wellsite operations in Papua New Guinea since 2013. However, we have found no related public disclosures from InterOil.

Faulty Announcements of Non-commercial Discoveries – Raptor and Bobcat

Management announced the Raptor #1 and Bobcat #1 wells as “discoveries,” but without any analysis of commercial viability on a basis similar to the Elk and Antelope studies by GLJ and Gaffney Cline.

•	The Company announced both the Raptor #1 well and Bobcat #1 well as “discoveries” in late 2014, but failed to mention that neither of those “discoveries” was (or is) commercially proven at this time.

•	In a May 15, 2015 press release, InterOil stated that its “internal assessment of Triceratops, Wahoo, Raptor, Bobcat and Antelope-South indicate that they hold a cumulative gross, unrisked, potential resource of about 17 tcfe.” We believe that trumpeting a resource number this large without any indication of a confidence level is of questionable value to shareholders and the market.

•	In connection with the release of its 2015 year-end financials on March 30, 2016, InterOil stated that Raptor had third party certified 2C resources of 3.6 tcfe and Bobcat 2.4 tcfe. Although these latest assessments are somewhat more objective than the “internal assessments” of a year earlier, InterOil again failed to note that these remain “unrisked” assessments, which means they indicate only gross hydrocarbons in place with no adjustment to account for the technical, operational and market risks of actually commercially producing and recovering the resource.

BOARD AND MANAGEMENT INTERESTS NOT ALIGNED

WITH THOSE OF SHAREHOLDERS

The current Board is too large and expensive and director interests are not aligned with shareholders

The InterOil Board is currently composed of ten directors. We believe that this number is too large for a company like InterOil, which has a narrow focus on limited assets, and should be reduced to six members and not the eight members management has proposed. A board of excessive size reduces individual director accountability and is unwarranted to support from a cost perspective.

For questions or assistance, please contact the proxy solicitor for the Concerned InterOil Shareholders in Canada and the United States, Evolution Proxy Inc. at 1-844-226-3222 toll free in North America, or 1-416-855-0238 outside of North America (collect calls accepted) or by email at info@evolutionproxy.com. To keep current with further developments and information about voting your shares, visit www.concernedinteroilshareholders.com.

YOUR SUPPORT IS EXTREMELY IMPORTANT – VOTE YOUR BLUE PROXY TODAY

 7

A smaller Board would be more effective and affordable for InterOil. If the Board needs access to additional expertise, the Board can retain advisers from time to time to provide focused expertise. A smaller Board would also permit InterOil to compensate its directors at a higher level individually, and so attract directors with greater competencies in key areas. InterOil has already agreed with our contention that the Board is too large by proposing the election of eight directors instead of the current ten.

It appears from public records that current directors have not invested any material amount of their own funds in InterOil shares to align their interests with shareholders. Current directors seeking re-election at the Meeting collectively own 223,211 InterOil shares, which represents less than 0.5% of the shares outstanding, with most of these shares having been received in the form of granted compensation. This situation creates a significant divergence between Board and shareholder interests.

Management compensation excessive and abusive to shareholders

Senior management compensation at InterOil is excessive, at levels typically only seen at senior oil and gas producing companies. Compensation also does not appear to be linked with creating shareholder value. For example, in 2015 the current CEO, Mr. Hession, received total compensation of US$10.14 million, up from US$6.97 million in 2014, while the price of InterOil’s shares declined by 32%.

The most egregious example of this disconnect is the “change of control” payment that is due to Mr. Hession in the event the Company is sold or merged. Based on the Company’s share price at the end of 2015, Mr. Hession would receive the astounding amount of US$39 million if there were a change in control. If the Company share value were to improve from US$85 per share to something over US$100 per share, this change of control compensation would, we believe, be reasonable. However, the “transformational” transaction with TOTAL, which eliminated US$2.5 billion in shareholder value when shares decreased in value by US$55 per share, coupled with over US$400 to US$600 million in wasted Company funds in failed drilling, operations, and management expenditures, renders this level of compensation completely unwarranted.

THE BOARD HAS FAILED TO PROTECT SHAREHOLDER VALUE

AND HOLD MANAGEMENT ACCOUNTABLE

On March 21, 2016, the Concerned InterOil Shareholders and certain other shareholders who collectively own over 7.5% of the issued and outstanding shares of the Company issued the Requisition, putting forward the Requisition Resolutions for consideration by InterOil’s shareholders.

The statute required the Board to respond to the Requisition in a timely fashion, but the Board initially failed to do so and agreed to include the Requisition Resolutions on the agenda of the Meeting only after a full month of correspondence, meetings and, ultimately, litigation between the parties at a cost of thousands of dollars in legal and other fees and costs (on both sides). This waste of resources could and would have easily been avoided had InterOil simply responded to the Requisition by the date required to confirm that the Requisition Resolutions would be addressed at the Meeting.

Based on the Board’s actions with respect to the Requisition and the Requisition Resolutions, the Concerned InterOil Shareholders remain unsure of InterOil’s intentions even if the Requisition Resolutions are passed. The Board and management have also refused to agree with us on a standard set of meeting protocols to regulate proxy voting at the Meeting, which represent best practices in Canada. In addition, the Board is opposing and actively soliciting votes against every single one of the Requisition Resolutions, which are designed to improve the corporate governance of the Company. In our view, these actions argue even more strongly for shareholders to approve the Requisition Resolutions at the Meeting and support the election of our five highly-qualified nominees described below.

For questions or assistance, please contact the proxy solicitor for the Concerned InterOil Shareholders in Canada and the United States, Evolution Proxy Inc. at 1-844-226-3222 toll free in North America, or 1-416-855-0238 outside of North America (collect calls accepted) or by email at info@evolutionproxy.com. To keep current with further developments and information about voting your shares, visit www.concernedinteroilshareholders.com.

YOUR SUPPORT IS EXTREMELY IMPORTANT – VOTE YOUR BLUE PROXY TODAY

 8

OUR NOMINEES FOR ELECTION TO THE BOARD OF INTEROIL

InterOil needs a board experienced in efficiency and success in exploration and development activities, which is the best way to improve the health of the Company and add value for InterOil’s shareholders. Our nominees are committed to focus on efficiency in operation, transparency, and accountability in management.

Phil Mulacek – Mr. Mulacek is the Chairman of Asian Oil & Gas Pte Ltd. and the founder and President of PIE Corp. based in Houston, Texas. Mr. Mulacek is the founder of, and served as the Chairman and Chief Executive Officer of InterOil from its inception on July 1st, 1997 until his retirement as Chairman on August 3rd, 2012. On April 30th, 2013, Mr. Mulacek retired as Chief Executive Officer of InterOil.

During his tenure at the Company, its market capitalization grew from approximately US$10 million (~ US$0.50/share) to over US$4.5 billion (~ US$92.00/share) at his departure. The Company also constructed the first petroleum refinery in Papua New Guinea, a 36,000 bpd facility at Napa Napa, with a fully integrated downstream business that contributed to support the Company.

Mr. Mulacek led InterOil’s discovery of the world-class Elk and Antelope gas fields in the Gulf Province of Papua New Guinea, with approximately 10 to 15 tcfe of certified hydrocarbon resource, and the nearby Triceratops gas field, with approximately 1 tcfe of certified hydrocarbon resource. These fields have been among the largest onshore discoveries in Papua New Guinea and Asia in recent years.

Since retiring from InterOil in 2013, Mr. Mulacek has remained actively involved in the upstream oil and gas industry in Papua New Guinea, the US and elsewhere globally through his affiliated companies with offices in Singapore and branch offices in the United States. He resides in Singapore.

David Lasco – Mr. Lasco has 40 years of business and financial experience. Mr. Lasco is the founder and CEO of privately held Lasco Development, a construction and real estate company formed in 1996, including dozens of affiliates and subsidiaries that he has managed. His primary business experience is in the acquisition, developing, building and management of residential and commercial real estate projects ranging from single tenant build to suit projects to multi-million dollar housing developments and multi-unit million dollar apartment and commercial rental facilities. Prior to founding Lasco Development, Mr. Lasco was an initial investor, officer and board member of a telemarketing company in the U.S. which, through his management skills, grew into a multi-location, multi-million dollar national telemarketing sales company with over 2000 employees during his tenure. Mr. Lasco holds 0.50% indirect participation interests in PRL 15, which includes the Elk and Antelope fields, and in PRL 39, which includes the Triceratops field, and is therefore fully aligned with the interests of InterOil and its Shareholders.

David Vance – Mr. Vance is a senior corporate and project finance attorney and CFA charter holder with more than 30 years of experience in Asia and the US in major project investment and development, including LNG projects and oil and gas matters in Papua New Guinea. He is currently Upstream Counsel for Asian Oil & Gas Pte Ltd. based in Singapore and a Non-Executive Director and member of the audit committee of Kina Petroleum Ltd. (ASX:KPL) based in Papua New Guinea. Prior to joining Asian Oil & Gas, Mr. Vance was Senior Commercial Manager for InterOil and a partner in the Global Energy Practice of U.S. law firm Paul Hastings, resident in the Tokyo office.

For questions or assistance, please contact the proxy solicitor for the Concerned InterOil Shareholders in Canada and the United States, Evolution Proxy Inc. at 1-844-226-3222 toll free in North America, or 1-416-855-0238 outside of North America (collect calls accepted) or by email at info@evolutionproxy.com. To keep current with further developments and information about voting your shares, visit www.concernedinteroilshareholders.com.

YOUR SUPPORT IS EXTREMELY IMPORTANT – VOTE YOUR BLUE PROXY TODAY

 9

George Cammon – Mr. Cammon is a 37-year veteran of the oil and gas industry, with experience in oil and gas exploration, appraisal and intervention. Mr. Cammon is currently the Drilling and Engineering Manager for PIE Operating.

Henry Olen Overstreet - Mr. Overstreet has 47 years of experience in the oil and gas industry, and currently acts as an upstream oil and gas drilling contractor with operations in the United States and overseas. Mr. Overstreet worked as a consultant and knowledge services provider in the United States oil and gas industry from 2010 to 2014, providing production designs and services to both independent and major oil and gas production companies, including Gulf Oil, Pennzoil, Sun Oil Co., Houston Oil & Minerals, Amoco, Chevron USA, Hamman Oil and Ref., Exxon Mobil USA, Devon Energy, Enervest Mgt. Co., Patterson Petroleum and Enron Oil & Gas Co.

THE CONCERNED INTEROIL SHAREHOLDERS AGENDA FOR CHANGE IS FOCUSED ON PROTECTING INTEROIL AND ENHANCING SHAREHOLDER VALUE

In order for InterOil’s shareholders to realize value for their shares, the Company’s current non-aligned business practices must immediately cease. This will only occur if shareholders take control of the situation and publicly approve and recommend to the Company important changes in its governance practices. That is why the Concerned InterOil Shareholders submitted the Requisition to the Company on March 21, 2016, in order to give shareholders the opportunity to make their voices heard to the Board and management of InterOil.

We encourage Shareholders to vote the BLUE Concerned InterOil Shareholder proxy:

•	FOR the Requisition Resolutions (items 1 – 6 on the BLUE proxy);
•	FOR the election of each of our five highly-qualified nominees as directors of the Company (item 7 on the BLUE proxy);
•	AGAINST the New Plan Resolution (item 8 on the BLUE proxy);
•	FOR the appointment of auditors (item 9 on the BLUE proxy); and
•	AGAINST the Mulacek Expenses Denial Resolution (item 10 on the BLUE proxy).

Only vote on the BLUE Concerned InterOil Shareholders proxy. Discard any materials received from management and do not vote on InterOil’s proxy card or it will invalidate your prior vote on the BLUE proxy card. If you have already voted a management proxy, vote again on the BLUE proxy and it will replace your earlier vote.

If you require any assistance voting your BLUE proxy, contact the Concerned InterOil Shareholders’ proxy solicitor, Evolution Proxy Inc., at 1-844-226-3222 toll-free in North America, or at 1-416-855-0238 outside of North America (collect calls accepted), or by e-mail at info@evolutionproxy.com.

For questions or assistance, please contact the proxy solicitor for the Concerned InterOil Shareholders in Canada and the United States, Evolution Proxy Inc. at 1-844-226-3222 toll free in North America, or 1-416-855-0238 outside of North America (collect calls accepted) or by email at info@evolutionproxy.com. To keep current with further developments and information about voting your shares, visit www.concernedinteroilshareholders.com.

YOUR SUPPORT IS EXTREMELY IMPORTANT – VOTE YOUR BLUE PROXY TODAY

 10

PROXY CIRCULAR

SOLICITATION OF PROXIES BY AND ON BEHALF OF

Phil E. Mulacek and Petroleum Independent & Exploration, LLC (the “Concerned InterOil Shareholders”)

TO BE USED IN CONNECTION WITH THE ANNUAL AND SPECIAL MEETING OF THE HOLDERS OF COMMON SHARES OF

INTEROIL CORPORATION

TO BE HELD ON JUNE 14, 2016

This Proxy Circular solicits BLUE proxies and voting instruction forms, as opposed to those that will be solicited by management of InterOil Corporation (“InterOil” or the “Company”).

This proxy circular, prepared by Phil E. Mulacek and Petroleum Independent & Exploration, LLC (together, the “Concerned InterOil Shareholders”) is being provided in order for the Concerned InterOil Shareholders to solicit proxies for the annual and special meeting (the “Meeting”) of shareholders of InterOil to be held on Tuesday, June 14, 2016 at 10:00 a.m. (Eastern Daylight Time) in the Grand Salon, JW Marriot Essex House New York, 160 Central Park S, New York, NY (the “Meeting”). At the Meeting, holders of InterOil common shares (“Shareholders”) will be asked, among other matters, to (i) consider, and, if thought fit, approve resolutions proposed in the March 21, 2016 requisition of the Concerned InterOil Shareholders under the Business Corporations Act (Yukon) for a meeting of the shareholders of InterOil, and attached hereto as Schedules A – F (the “Requisition Resolutions”); (ii) elect the directors of InterOil, and (iii) consider, and, if thought fit, approve resolutions proposed by management of InterOil in its management information circular dated April 25, 2016, and attached hereto as Schedules K and L (the “Management Resolutions” and, together with the Requisition Resolutions, the “Resolutions”).

THE CONCERNED INTEROIL SHAREHOLDERS RECOMMEND THAT YOU VOTE FOR THE APPROVAL OF EACH OF THE REQUISITION RESOLUTIONS.

THE CONCERNED INTEROIL SHAREHOLDERS RECOMMEND THAT YOU VOTE FOR THE ELECTION OF ALL FIVE (5) OF THE CONCERNED INTEROIL SHAREHOLDERS’ NOMINEES (SEE BELOW) AS DIRECTORS OF THE COMPANY.

THE CONCERNED INTEROIL SHAREHOLDERS RECOMMEND THAT YOU VOTE AGAINST THE MANAGEMENT RESOLUTIONS.

IN ORDER TO BE DEPOSITED WITH THE COMPANY’S REGISTRAR AND TRANSFER AGENT IN TIME TO BE USED AT THE MEETING, WE URGE YOU TO VOTE YOUR BLUE PROXY OR VOTING INSTRUCTION FORM SO THAT IT IS RECEIVED BY EVOLUTION PROXY INC., THE PROXY SOLICITOR FOR THE CONCERNED INTEROIL SHAREHOLDERS, PRIOR TO 2:00 P.M. (EASTERN DAYLIGHT TIME) ON JUNE 10, 2016, HOWEVER, WE WILL MAKE EVERY EFFORT TO CONTINUE TO ACCEPT AND TABULATE VOTES RECEIVED UP UNTIL THE TIME OF THE MEETING. THEY WILL THEN BE FORWARDED TO INTEROIL. SEE “GENERAL PROXY INFORMATION” FOR FULL DETAILS

For questions or assistance, please contact the proxy solicitor for the Concerned InterOil Shareholders in Canada and the United States, Evolution Proxy Inc. at 1-844-226-3222 toll free in North America, or 1-416-855-0238 outside of North America (collect calls accepted) or by email at info@evolutionproxy.com. To keep current with further developments and information about voting your shares, visit www.concernedinteroilshareholders.com.

YOUR SUPPORT IS EXTREMELY IMPORTANT – VOTE YOUR BLUE PROXY TODAY

This proxy circular, including the letter to shareholders dated May 16, 2016, which is incorporated herein, and any further supplements or amendments and restatements hereof or thereof (together, the “Circular”), prepared by the Concerned InterOil Shareholders (also referred to herein as “we” or “our”), solicits BLUE forms of proxy and voting instruction forms in support of the Requisition Resolutions to improve the corporate governance of InterOil, in support of the election of the Concerned InterOil Shareholders’ Nominees (see below) as directors of InterOil and in opposition to the Management Resolutions.

EVEN IF YOU HAVE PREVIOUSLY DEPOSITED A MANAGEMENT PROXY OR GIVEN VOTING INSTRUCTIONS IN SUPPORT OF MANAGEMENT, YOU MAY STILL CHANGE YOUR VOTE, OPPOSE MANAGEMENT AND THE MANAGEMENT RESOLUTIONS, AND SUPPORT THE REQUISITION RESOLUTIONS AND THE ELECTION OF THE CONCERNED INTEROIL SHAREHOLDERS’ NOMINEES BY VOTING THE BLUE PROXY.

May 16, 2016

For questions or assistance, please contact the proxy solicitor for the Concerned InterOil Shareholders in Canada and the United States, Evolution Proxy Inc. at 1-844-226-3222 toll free in North America, or 1-416-855-0238 outside of North America (collect calls accepted) or by email at info@evolutionproxy.com. To keep current with further developments and information about voting your shares, visit www.concernedinteroilshareholders.com.

YOUR SUPPORT IS EXTREMELY IMPORTANT – VOTE YOUR BLUE PROXY TODAY

QUESTIONS OR REQUESTS FOR ASSISTANCE MAY BE DIRECTED

TO OUR PROXY SOLICITORS:

Evolution Proxy Inc.

357 Bay Street, Suite 502

Toronto, Ontario M5H 2T7

North American Toll-Free Phone:

1-844-226-3222

Email: info@evolutionproxy.com

Facsimile: 1-416-855-0240

Outside of North America, call collect:

1-416-855-0238

IF YOU EXPERIENCE ANY PROBLEMS VOTING YOUR BLUE PROXY, PLEASE CONTACT EVOLUTION PROXY INC. AT THE NUMBERS ABOVE, AND THEY WILL BE ABLE TO ASSIST YOU TO ENSURE YOUR VOTE IS COUNTED AT THE MEETING.

VOTE ONLY YOUR BLUE PROXY TODAY

For questions or assistance, please contact the proxy solicitor for the Concerned InterOil Shareholders in Canada and the United States, Evolution Proxy Inc. at 1-844-226-3222 toll free in North America, or 1-416-855-0238 outside of North America (collect calls accepted) or by email at info@evolutionproxy.com. To keep current with further developments and information about voting your shares, visit www.concernedinteroilshareholders.com.

YOUR SUPPORT IS EXTREMELY IMPORTANT – VOTE YOUR BLUE PROXY TODAY

REGISTERED SHAREHOLDERS (YOU HOLD A PHYSICAL SHARE

CERTIFICATE REGISTERED IN YOUR NAME)

THERE ARE 3 WAYS TO VOTE USING YOUR BLUE PROXY:

1. VOTE BY EMAIL Complete, sign and date your BLUE proxy and return it by email to info@evolutionproxy.com.	2. VOTE BY FAX Complete, sign and date your BLUE proxy and return it by facsimile to (416) 855-0240.	3. VOTE BY MAIL Complete, sign and date your BLUE proxy and return it by mail to: Evolution Proxy, Inc. 357 Bay Street, Suite 502 Toronto, ON M5H 2T7

CANADIAN BENEFICIAL SHAREHOLDERS (YOU HOLD SHARES THROUGH

A CANADIAN INTERMEDIARY OR DEPOSITARY)

THERE ARE 4 WAYS TO VOTE USING YOUR BLUE VIF/PROXY:

1. VOTE BY INTERNET

Go to www.proxyvote.com specified on your BLUE VIF/proxy and then follow the voting instructions on the screen. You will require a Control Number (located on the front of your BLUE proxy) to identify yourself to the system.

2. VOTE BY FAX Complete, sign and date your BLUE VIF/proxy and return it by facsimile to (905) 507-7793 or (514) 281-8911.	3. VOTE BY MAIL Complete, sign and date your BLUE VIF and return it in the postage prepaid envelope provided to the address set out on the envelope.

4. VOTE BY TELEPHONE

Shareholders who wish to vote by phone should call 1-800-474-7493 (English) or 1-800-474-7501 (French). You will require a Control Number (located on the front of your BLUE proxy) to identify yourself to the system.

UNITED STATES BENEFICIAL SHAREHOLDERS (YOU HOLD SHARES THROUGH

A U.S. INTERMEDIARY OR DEPOSITARY)

THERE ARE 4 WAYS TO VOTE USING YORU BLUE VIF/PROXY:

1. VOTE BY INTERNET

Go to the voting website specified on your BLUE VIF and then follow the voting instructions on the screen. You will require a Control Number (located on the front of your BLUE proxy) to identify yourself to the system.

2. VOTE BY FAX Complete, sign and date your BLUE VIF/proxy and return it by facsimile to the fax number on your BLUE VIF.	3. VOTE BY MAIL Complete, sign and date your BLUE VIF and return it in the postage prepaid envelope provided to the address set out on the envelope.	4. VOTE BY TELEPHONE Follow the instructions specified on your BLUE VIF. You will require a Control Number (located on the front of your BLUE proxy) to identify yourself to the system.

The Concerned InterOil Shareholders urge Shareholders to complete, sign and return only the BLUE form of proxy or BLUE voting instruction form and to IGNORE any white form of proxy or white voting instruction form received from InterOil.

VOTE ONLY YOUR BLUE PROXY TODAY.

For questions or assistance, please contact the proxy solicitor for the Concerned InterOil Shareholders in Canada and the United States, Evolution Proxy Inc. at 1-844-226-3222 toll free in North America, or 1-416-855-0238 outside of North America (collect calls accepted) or by email at info@evolutionproxy.com. To keep current with further developments and information about voting your shares, visit www.concernedinteroilshareholders.com.

YOUR SUPPORT IS EXTREMELY IMPORTANT – VOTE YOUR BLUE PROXY TODAY

TABLE OF CONTENTS

NOTICE TO UNITED STATES SHAREHOLDERS	1

FORWARD-LOOKING STATEMENTS AND INFORMATION	1

CURRENCY	1

PROXY CIRCULAR OF THE CONCERNED INTEROIL SHAREHOLDERS	2

REASONS FOR THIS SOLICITATION	4

ABOUT THE CONCERNED INTEROIL SHAREHOLDERS	5

MATTERS TO BE ACTED UPON – REQUISITION RESOLUTIONS	5

MATTERS TO BE ACTED UPON – ELECTION OF DIRECTORS	8

OTHER MATTERS TO BE ACTED UPON	14

RECOMMENDATION TO SHAREHOLDERS	15

HOW THE BLUE PROXIES WILL BE VOTED	15

GENERAL PROXY INFORMATION	16

OUTSTANDING SHARES, PRINCIPAL HOLDERS AND OTHER	22

EXECUTIVE COMPENSATION, INDEBTEDNESS, MANAGEMENT CONTRACTS AND EQUITY COMPENSATION PLANS	23

INTEREST IN MATERIAL TRANSACTIONS AND MATTERS TO BE ACTED UPON AT THE MEETING	23

INFORMATION CONTAINED IN THIS CIRCULAR	24

INFORMATION REGARDING INTEROIL	24

CERTIFICATE	24

SCHEDULE A THE DIRECTOR ELECTION RESOLUTION	A-1

SCHEDULE B THE COMPENSATION COMMITTEE CHARTER RESOLUTION	B-1

SCHEDULE C THE NOMINATION AND GOVERNANCE COMMITTEE CHARTER RESOLUTION	C-1

SCHEDULE D THE RESERVES GOVERNANCE COMMITTEE CHARTER RESOLUTION	D-1

SCHEDULE E THE MATERIAL TRANSACTIONS RESOLUTION	E-1

SCHEDULE F THE DISCLOSURE POLICY RESOLUTION	F-1

SCHEDULE G PROPOSED CHANGES TO INTEROIL’S COMPENSATION COMMITTEE CHARTER	G-1

SCHEDULE H PROPOSED CHANGES TO INTEROIL’S NOMINATING AND GOVERNANCE COMMITTEE CHARTER	H-1

SCHEDULE I PROPOSED CHANGES TO INTEROIL’S RESERVES GOVERNANCE COMMITTEE CHARTER	I-1

SCHEDULE J PROPOSED CHANGES TO INTEROIL’S BOARD CHARTER	J-1

SCHEDULE K NEW OPTION PLAN RESOLUTION	K-1

SCHEDULE L MULACEK EXPENSE DENIAL RESOLUTION	L-1

For questions or assistance, please contact the proxy solicitor for the Concerned InterOil Shareholders in Canada and the United States, Evolution Proxy Inc. at 1-844-226-3222 toll free in North America, or 1-416-855-0238 outside of North America (collect calls accepted) or by email at info@evolutionproxy.com. To keep current with further developments and information about voting your shares, visit www.concernedinteroilshareholders.com.

YOUR SUPPORT IS EXTREMELY IMPORTANT – VOTE YOUR BLUE PROXY TODAY

NOTICE TO UNITED STATES SHAREHOLDERS

InterOil is a “foreign private issuer” as defined in Rule 3b-4 under the United States Securities Exchange Act of 1934, as amended (the “U.S. Exchange Act”) and InterOil’s equity securities are therefore exempt from the proxy rules set forth in Sections 14(a), 14(b) and 14(f) of the U.S. Exchange Act. Accordingly, this solicitation is made in the United States with respect to securities of InterOil in accordance with Canadian corporate and securities laws and this Circular has been prepared in accordance with disclosure requirements applicable in Canada. InterOil shareholders in the United States should be aware that these Canadian requirements are different from the requirements applicable to proxy statements under the U.S. Exchange Act.

FORWARD-LOOKING STATEMENTS AND INFORMATION

Information included, attached to or incorporated by reference, if any, into this Circular, may contain forward-looking statements or forward-looking information. All statements and information, other than statements of historical fact, included or incorporated by reference in this Circular are forward- looking statements and forward-looking information, including, without limitation, statements regarding activities, events or developments that the Concerned InterOil Shareholders expect or anticipate may occur in the future. These forward-looking statements and information can be identified by the use of forward-looking words such as “will”, “expect”, “intend”, “plan”, “estimate”, “anticipate”, “believe” or “continue” or similar words and expressions or the negative thereof. There can be no assurance that the plans, intentions or expectations upon which these forward-looking statements and information are based will occur or, even if they do occur, will result in the plans, results or performance expected. We caution readers of this Circular not to place undue reliance on forward-looking statements and information contained in this Circular, which are not a guarantee of performance, events or results and are subject to a number of risks, uncertainties and other factors that could cause actual results, performance or events to differ materially from those expressed or implied by such forward-looking statements or information. These factors include general economic and market conditions, changes in law, changes in management, changes in board composition, actions of InterOil and its subsidiaries or competitors, the ability to implement business strategies and plans and pursue business opportunities and conditions in the oil and gas industries. InterOil’s shareholders are cautioned that all forward-looking statements and information involve risks and uncertainties, including those risks and uncertainties detailed in the continuous disclosure and other filings of InterOil with applicable Canadian securities commissions, copies of which are available on the System for Electronic Document Analysis and Retrieval (“SEDAR”) at www.sedar.com. We urge you to carefully consider those factors.

The forward-looking statements and information contained in this Circular are expressly qualified in their entirety by this cautionary statement. The forward-looking statements and information included in this Circular are made as of the date of this Circular and the Concerned InterOil Shareholders undertake no obligation to publicly update such forward-looking statements or information to reflect new information, subsequent events or otherwise, except as required by applicable laws.

CURRENCY

Unless otherwise indicated, all currency amounts in this Circular are stated in U.S. dollars.

For questions or assistance, please contact the proxy solicitor for the Concerned InterOil Shareholders in Canada and the United States, Evolution Proxy Inc. at 1-844-226-3222 toll free in North America, or 1-416-855-0238 outside of North America (collect calls accepted) or by email at info@evolutionproxy.com. To keep current with further developments and information about voting your shares, visit www.concernedinteroilshareholders.com.

YOUR SUPPORT IS EXTREMELY IMPORTANT – VOTE YOUR BLUE PROXY TODAY

PROXY CIRCULAR OF THE CONCERNED INTEROIL SHAREHOLDERS

This Circular, including the letter to shareholders dated May 16, 2016, which forms an integral part of and is incorporated herein, and any further supplements or amendments and restatements hereof or thereof, and the accompanying form of proxy are furnished to you in connection with the solicitation of proxies by and on behalf of the Concerned InterOil Shareholders to be used at the Meeting and at any and all adjournments or postponements thereof. The information contained in this Circular is given as of the date of this Circular, except where otherwise noted. This Circular amends, restates, supersedes and replaces all prior circulars of the Concerned InterOil Shareholders prepared in respect of the Meeting, including its proxy circular dated March 31, 2016 and the amended and restated proxy circular dated May 13, 2016

This solicitation is not made by or on behalf of management of the Company.

The Concerned InterOil Shareholders are soliciting your support and BLUE forms of proxy and BLUE voting instruction forms for use at the Meeting for the approval of the Requisition Resolutions attached hereto as Schedules A through F, and against the approval of the Management Resolutions.

The Concerned InterOil Shareholders are also soliciting your support and BLUE forms of proxy and BLUE voting instruction forms for use at the Meeting for the election of directors of InterOil at the Meeting. The Concerned InterOil Shareholders have nominated the following individuals for election as directors of InterOil:

PHIL MULACEK

DAVID LASCO

DAVID VANCE

HENRY OLEN OVERSTREET

GEORGE CAMMON

(collectively, the “Concerned InterOil Shareholders’ Nominees”).

The Requisition Resolutions were contained in a requisition (the “Requisition”) delivered to the Company on March 21, 2016 for the directors of the Company to call a special meeting of the Shareholders of InterOil pursuant to Section 144 of the Business Corporations Act (Yukon) (the “YBCA”) in order for Shareholders to vote to approve the Requisition Resolutions.

Initially, InterOil declined to advise whether it would put the Requisition Resolutions forward for a vote by Shareholders. As a result, the Concerned InterOil Shareholders were forced to commence an action (the “Action”) in the Supreme Court of Yukon to call a special meeting of the Shareholders to vote on the Requisition Resolutions. Eventually, the Company agreed to put the Requisition Resolutions forward for a vote at the Meeting, and as a result, the Action was dismissed by the consent of the parties on April 22, 2016.

You recently received InterOil’s management information circular dated April 25, 2016 (the “Management Circular”) and a management form of proxy from management of InterOil soliciting proxies in connection with the Meeting. As set out in the Management Circular, at the Meeting, in addition to voting on the approval of the Requisition Resolutions, Shareholders will vote for (i) the election of the board of directors of the Company (the “Board”); (ii) the approval of a resolution approving a new stock option plan of the Company (the “New Option Plan Resolution”), a copy of which is attached hereto as Schedule K; and (iii) the approval of a resolution authorizing the Company to deny payment of the Concerned InterOil Shareholders’ expenses in connection with the Requisition (the “Mulacek Expense Denial Resolution” and, together with the New Option Plan Resolution, the “Company Resolutions”), a copy of which is attached hereto as Schedule L. According to the Management Circular, InterOil has resolved to reduce the size of the Board to eight (8) directors, and is proposing eight (8) directors for election to the Board, all of whom are incumbent members of the current board of directors of the Company (the “Current Board”). As set out in the Director Election Resolution attached hereto as Schedule “A”, the Concerned InterOil Shareholders’ have put forward a resolution to be voted on by Shareholders at the meeting, to reduce the number of directors on the Board to six (6). Please see “Matters to be Acted Upon – The Requisition Resolutions”.

For questions or assistance, please contact the proxy solicitor for the Concerned InterOil Shareholders in Canada and the United States, Evolution Proxy Inc. at 1-844-226-3222 toll free in North America, or 1-416-855-0238 outside of North America (collect calls accepted) or by email at info@evolutionproxy.com. To keep current with further developments and information about voting your shares, visit www.concernedinteroilshareholders.com.

YOUR SUPPORT IS EXTREMELY IMPORTANT – VOTE YOUR BLUE PROXY TODAY

RECOMMENDATIONS OF THE CONCERNED INTEROIL SHAREHOLDERS

The Concerned InterOil Shareholders recommend that you (i) vote FOR the approval of each of the Requisition Resolutions; (ii) vote FOR the election of all five (5) of the Concerned InterOil Shareholders’ Nominees as directors of the Company; (iii) vote AGAINST the approval of the New Option Plan Resolution; and (iv) vote AGAINST the approval of the Mulacek Expense Denial Resolutions.

In order to be deposited with the Company’s registrar and transfer agent in time to be used at the Meeting, we urge you to vote your BLUE proxy or voting instruction form so that it is received by Evolution Proxy Inc. prior to 2:00 p.m. (Eastern Daylight Time) on June 10, 2016, however, we will make every effort to continue to accept and tabulate votes received up until the time of the Meeting. They will then be forwarded to InterOil.

VOTE ONLY YOUR BLUE PROXY TODAY. The Concerned InterOil Shareholders urge Shareholders to complete, sign and return only the BLUE form of proxy or BLUE voting instruction form and to IGNORE any white form of proxy or white voting instruction form received from InterOil.

See “General Proxy Information” beginning at page 16 of this Circular for additional information about the voting process and procedures.

Your vote at the Meeting is very important to the future of your investment in the Company. If, after reading this Circular, you agree with the Concerned InterOil Shareholders, please immediately vote your Shares in accordance with the instructions set out in the enclosed BLUE form of proxy or voting instruction form. If you experience any problems or require assistance voting your BLUE proxy, contact the Concerned InterOil Shareholders’ proxy solicitor, Evolution Proxy Inc., at 1-844-226-3222 toll-free in North America, or at 1-416-855-0238 outside of North America (collect calls accepted), or by e-mail at info@evolutionproxy.com, and they will be able to assist you to ensure your vote is counted at the Meeting.

To vote your Shares, please carefully follow the instructions under the section of this Circular entitled “General Proxy Information” beginning at page 16 of this Circular and set out in the enclosed BLUE form of proxy or BLUE voting instruction form. Depending on how your Shares are held, you may be entitled to vote by Internet, fax, mail and/or telephone. Even if you plan to attend the Meeting, to ensure your vote is counted at the Meeting, you should return your BLUE form of proxy or BLUE voting instruction form in accordance with the enclosed instructions.

For questions or assistance, please contact the proxy solicitor for the Concerned InterOil Shareholders in Canada and the United States, Evolution Proxy Inc. at 1-844-226-3222 toll free in North America, or 1-416-855-0238 outside of North America (collect calls accepted) or by email at info@evolutionproxy.com. To keep current with further developments and information about voting your shares, visit www.concernedinteroilshareholders.com.

YOUR SUPPORT IS EXTREMELY IMPORTANT – VOTE YOUR BLUE PROXY TODAY

EVEN IF YOU HAVE PREVIOUSLY DEPOSITED A WHITE PROXY OR GIVEN VOTING INSTRUCTIONS IN SUPPORT OF MANAGEMENT’S RECOMMENDATIONS ON THE RESOLUTIONS AND/OR THE INCUMBENT MANAGEMENT NOMINEES, YOU MAY STILL CHANGE YOUR VOTE, OPPOSE MANAGEMENT AND THE MANAGEMENT RESOLUTIONS AND SUPPORT THE REQUISITION RESOLUTIONS AND THE ELECTION OF THE CONCERNED INTEROIL SHAREHOLDERS’ NOMINEES BY COMPLETING AND SUBMITTING A BLUE PROXY OR BY GIVING VOTING INSTRUCTIONS IN ACCORDANCE WITH THE BLUE PROXY OR VOTING INSTRUCTION FORM. A BLUE PROXY VOTED LATER THAN ANY PREVIOUSLY SUBMITTED MANAGEMENT PROXY OR VOTING INSTRUCTIONS WILL AUTOMATICALLY REVOKE ANY PRIOR PROXY OR VOTING INSTRUCTIONS GIVEN.

Shareholders willing to express their support for the Concerned InterOil Shareholders may contact the Concerned InterOil Shareholders’ proxy solicitor, Evolution Proxy Inc., at 1-844-226-3222 toll-free in North America, or at 1-416-855-0238 outside of North America (collect calls accepted), or by e-mail at info@evolutionproxy.com.

REASONS FOR THIS SOLICITATION

The purpose of this solicitation by and on behalf of the Concerned InterOil Shareholders is to solicit proxies from the Shareholders to seek approval of the Requisition Resolutions, elect the Concerned InterOil Shareholders’ Nominees as directors of InterOil, and oppose the Management Resolutions.

The key reasons why the Concerned InterOil Shareholders are making this solicitation are set out in the accompanying letter to Shareholders dated May 16, 2016, which letter forms an integral part of and is incorporated by reference into this Circular. A copy of this Circular, including the accompanying letter to Shareholders and other documents incorporated by reference into this Circular from time to time may be obtained, on request, without charge from the proxy solicitors for the Concerned InterOil Shareholders in Canada and the United States by contacting them at the number and address set out on the back page of this Circular, or may be obtained on SEDAR at www.sedar.com.

Any statement contained in this Circular or a document incorporated or deemed to be incorporated by reference in this Circular shall be deemed to be modified or superseded for purposes of this Circular to the extent that a statement contained in this Circular or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Circular modifies or supersedes such statement. The making of a modifying or superseding statement shall not be deemed an admission for any purpose that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. Any statement so modified or superseded shall not be deemed to constitute a part of this Circular, except as so modified or superseded. Any forward-looking statements or information included in any document incorporated or deemed to be incorporated by reference in this Circular are made as of the date of such document, and the Concerned InterOil Shareholders undertake no obligation to publicly update such forward-looking statements or information to reflect new information, subsequent events or otherwise, except as required by applicable laws. For further information, see “Forward-Looking Statements and Information” (above).

For questions or assistance, please contact the proxy solicitor for the Concerned InterOil Shareholders in Canada and the United States, Evolution Proxy Inc. at 1-844-226-3222 toll free in North America, or 1-416-855-0238 outside of North America (collect calls accepted) or by email at info@evolutionproxy.com. To keep current with further developments and information about voting your shares, visit www.concernedinteroilshareholders.com.

YOUR SUPPORT IS EXTREMELY IMPORTANT – VOTE YOUR BLUE PROXY TODAY

ABOUT THE CONCERNED INTEROIL SHAREHOLDERS

Mr. Phil E. Mulacek is the founding shareholder of InterOil and served as chairman, chief executive officer and a director until his retirement from the Company in 2013. During his tenure at InterOil, its market capitalization grew from approximately $10 million ($0.50 per Share) to over $4.5 billion ($92.00 per Share) at his departure. The Company also constructed the first petroleum refinery in Papua New Guinea under Mr. Mulacek’s leadership, a 36,000 bpd facility at Napa Napa, with a fully integrated downstream business that contributed to the success of the Company.

Mr. Mulacek led InterOil’s discovery of the world-class Elk and Antelope gas fields in the Gulf Province of Papua New Guinea, with approximately 1tcfe of certified hydrocarbon resource. These fields have been among the largest onshore discoveries in Papua New Guinea and Asia in recent years.

Since retiring from InterOil in 2013, Mr. Mulacek has remained actively involved in the upstream oil and gas industry in Papua New Guinea, the United States and globally through his affiliated companies with offices in Singapore and branch offices in the United States. He resides in Singapore. Mr. Mulacek is one of the beneficial Shareholders that signed the Requisition.

Petroleum Independent & Exploration, LLC (“PIE”) is a limited liability company incorporated under the laws of the State of Nevada. It is a company used to hold investments, including Shares of InterOil. Mr. Mulacek is the sole member and president of PIE. PIE is one of the beneficial Shareholders that signed the Requisition.

MATTERS TO BE ACTED UPON – REQUISITION RESOLUTIONS

At the Meeting, Shareholders will vote:

(i)	to approve the resolution included as Schedule A to this Circular (the “Director Election Resolution”);

(ii)	to approve the resolution included as Schedule B to this Circular (the “Compensation Committee Charter Resolution”)

(iii)	to approve the resolution included as Schedule C to this Circular (the “Nomination and Governance Committee Charter Resolution”);

(iv)	to approve the resolution included as Schedule D to this Circular (the “Reserves Governance Committee Charter Resolution”);

(v)	to approve the resolution included as Schedule E to this Circular (the “Material Transactions Resolution”); and

(vi)	to approve the resolution included as Schedule F to this Circular (the “Disclosure Policy Resolution”).

For questions or assistance, please contact the proxy solicitor for the Concerned InterOil Shareholders in Canada and the United States, Evolution Proxy Inc. at 1-844-226-3222 toll free in North America, or 1-416-855-0238 outside of North America (collect calls accepted) or by email at info@evolutionproxy.com. To keep current with further developments and information about voting your shares, visit www.concernedinteroilshareholders.com.

YOUR SUPPORT IS EXTREMELY IMPORTANT – VOTE YOUR BLUE PROXY TODAY

The Requisition Resolutions are aimed at making the Board accountable to Shareholders, improving the composition and skills of the Board, aligning the Board with Shareholders, and introducing sound corporate governance practices. The Concerned InterOil Shareholders encourage Shareholders to vote FOR the approval of the Requisition Resolutions to demonstrate to the Board and management their concern for the Company and to provide prescriptions to improve its situation. If the Board listens to the concerns of Shareholders and adopts the measures promoted by the Requisition Resolutions, the Company will be better protected going forward and management will be more closely aligned with the interests of the Corporation and the Shareholders.

Requisition Resolutions

(i)	The Director Election Resolution

The Company’s articles provide that the number of directors of the Company shall be not less than three or more than fifteen. With respect to the Director Election Resolution, pursuant to Section 4 of By-law No. 2 of the Company (the “By-law”) the Shareholders or the Board have the right to set the number of directors for the Company. Section 4 of the By-law states as follows:

“Number. Subject to the provisions of the Act, the number of directors shall be the number fixed by the articles, or where the articles specify a variable number, the number shall be not less than the minimum and not more than the maximum number so specified and shall be determined from time to time within such limits by the shareholders or the board.”

As directors are elected by the Shareholders under the YBCA, the Concerned InterOil Shareholders believe that it is appropriate that the Shareholders should set the number of directors, especially in light of InterOil’s recent history. The Concerned InterOil Shareholders believe the current Board is too large and expensive for a company like InterOil with no net revenue from upstream operations and no operatorship of PRL 15 (Elk and Antelope fields) or other material lease operations and that a smaller Board would be more efficient.

The text of the Director Election Resolution is included at Schedule A to this Circular.

(ii)	The Compensation Committee Charter Resolution

The Concerned InterOil Shareholders believe that it is necessary to align Board and senior executive compensation with Shareholder interests and incentivize the Board and management to seek transactions that are accretive to Shareholder value. As such, the Concerned InterOil Shareholders are proposing that the Board adopt amendments to the Compensation Committee Charter of the Board to promote these principles.

The text of the Compensation Committee Charter Resolution is included at Schedule B to this Circular. The revised Compensation Committee Charter, as it would read if the Compensation Committee Charter Resolution is approved by the Shareholders and the Board gives effect to the approval by amending the charter, is included at Schedule G to this Circular.

(iii)	The Nomination and Governance Committee Charter Resolution

The Concerned InterOil Shareholders believe that it is appropriate to ensure that the Board has the technical competence necessary to operate the Company by requiring at least one-third of the directors to have direct experience in development of onshore assets similar to the Company’s licenses and gas assets in the Papua New Guinea jungle. This will help provide the Board with needed Papua New Guinea expertise to understand how to conduct the Company’s core business and supervise and direct management’s choice and execution of exploration and development projects.

For questions or assistance, please contact the proxy solicitor for the Concerned InterOil Shareholders in Canada and the United States, Evolution Proxy Inc. at 1-844-226-3222 toll free in North America, or 1-416-855-0238 outside of North America (collect calls accepted) or by email at info@evolutionproxy.com. To keep current with further developments and information about voting your shares, visit www.concernedinteroilshareholders.com.

YOUR SUPPORT IS EXTREMELY IMPORTANT – VOTE YOUR BLUE PROXY TODAY

As such, the Concerned InterOil Shareholders are proposing that the Board adopt amendments to the Nomination and Governance Committee Charter of the Board that would promote these principles.

The text of the Nomination and Governance Committee Charter Resolution is included at Schedule C to this Circular. The revised Nomination and Governance Committee Charter, as it would read if the Nomination and Governance Committee Charter Resolution is approved by the Shareholders and the Board gives effect to the approval by amending the charter, is included at Schedule H to this Circular.

(iv)	The Reserves Governance Committee Charter Resolution

The Concerned InterOil Shareholders believe that it is appropriate to strengthen third-party review of the Company’s discovery announcements and development plans. This enhanced third-party review will increase the transparency of the Company’s disclosure about its resources/reserves and discoveries by allowing annual assessments from the same commercial baseline; improve the quality of information; promote consistency and objectivity in the Company’s decision-making process when it determines whether and how to explore and develop its assets; increase accountability of management to the Shareholders; and reduce the likelihood that the Company’s capital and other resources will be spent on exploration and development projects that are unlikely to be commercially viable. As such, the Concerned InterOil Shareholders are proposing that the Board adopt amendments to the Reserves Committee Charter of the Board that would promote these principles.

The text of the Reserves Governance Committee Charter Resolution is included at Schedule D to this Circular. The revised Reserves Governance Committee Charter, as it would read if the Reserves Governance Committee Charter Resolution is approved by the Shareholders and the Board gives effect to the approval by amending the charter, is included at Schedule I to this Circular.

(v)	The Material Transactions Resolution

The Concerned InterOil Shareholders believe that certain recent material transactions the Company has undertaken without Shareholder approval, including the transaction with TOTAL S.A., have been non-accretive for Shareholder value. To help ensure that future material transactions are aligned with the interests of Shareholders, the Concerned InterOil Shareholders believe that the Board and management should be required to obtain Shareholder approval of material transactions.

The By-law contemplates that Shareholders may have a role in approving material transactions. Section 27 of the By-Law states as follows:

“The directors in their discretion may submit any contract, act or transaction for approval, ratification or confirmation at any annual meeting of the shareholders or at any special meeting of the shareholders called for the purpose of considering the same and any contract, act or transaction that shall be approved, ratified or confirmed by resolution passed by a majority of the votes cast at any such meeting (unless any different or additional requirement is imposed by the Act or other applicable law or by the Corporation’s articles or by-law shall be as valid and as binding upon the Corporation and upon all shareholders as though it had been approved, ratified and/or confirmed by every shareholder of the Corporation.”

For questions or assistance, please contact the proxy solicitor for the Concerned InterOil Shareholders in Canada and the United States, Evolution Proxy Inc. at 1-844-226-3222 toll free in North America, or 1-416-855-0238 outside of North America (collect calls accepted) or by email at info@evolutionproxy.com. To keep current with further developments and information about voting your shares, visit www.concernedinteroilshareholders.com.

YOUR SUPPORT IS EXTREMELY IMPORTANT – VOTE YOUR BLUE PROXY TODAY

The Concerned InterOil Shareholders believe that it is appropriate for the Company to seek the approval of the Shareholders for transactions that may fundamentally affect Shareholder value. As such, the Concerned InterOil Shareholders are proposing an amendment to the Charter of the Board that would promote this principle.

The text of the Material Transactions Resolution is included at Schedule E to this Circular. The revised Board Charter, as it would read if the Material Transactions Resolution is approved by the Shareholders and the Board gives effect to the approval by amending the Charter, is included at Schedule J to this Circular.

(vi)	The Disclosure Policy Resolution

The Concerned InterOil Shareholders believe that it is appropriate that the Board adopt and rigorously comply with best in industry disclosure practices, so that the public market is provided sufficient information to understand the development status of the Company’s assets. A strong disclosure policy, vigorously enforced by the Board, will improve the transparency of the Company’s operations and improve accountability of the Company’s management and the Board to Shareholders. As such, the Concerned InterOil Shareholders are proposing that the Board amend the Charter of the Board to promote these principles.

The text of the Disclosure Policy Resolution is included at Schedule F to this Circular. The revised Board Charter, as it would read if the Disclosure Policy Resolution is approved by the Shareholders and the Board gives effect to the approval by amending the charter, is included at Schedule J to this Circular.

MATTERS TO BE ACTED UPON – ELECTION OF DIRECTORS

In the Management Circular, Current Board and management of the Company have unanimously recommended that Shareholders vote against the approval of each of the Requisition Resolutions. The Concerned InterOil Shareholders are, therefore, concerned that, even if the Requisition Resolutions are approved by the Shareholders at the Meeting, the Current Board and management will not adopt or make a good faith attempt to implement them. The Concerned InterOil Shareholders have concluded that the only way to ensure that the Requisition Resolutions, if approved by Shareholders, are faithfully considered and implemented is to nominate five (5) highly qualified candidates for election to the Board, being the Concerned InterOil Shareholders’ Nominees.

Incumbent Management Nominees

The Management Circular states that InterOil has resolved to reduce the size of the Board and is proposing that eight (8) of the current directors be elected at the Meeting to hold office until the close of the next annual meeting of Shareholders or until his or her successor is elected or appointed, unless his or her office is earlier vacated. InterOil’s eight (8) nominees proposed for election to the Board are the following current directors: Michael Hession, Chris Finlayson, Ford Nicholson, Sir Rabbie Namaliu, Sir Wilson Kamit CBE, Dr. Ellis Armstrong, Yap Chee Keong and Isikeli Taureka, (the “Incumbent Management Nominees”).

For questions or assistance, please contact the proxy solicitor for the Concerned InterOil Shareholders in Canada and the United States, Evolution Proxy Inc. at 1-844-226-3222 toll free in North America, or 1-416-855-0238 outside of North America (collect calls accepted) or by email at info@evolutionproxy.com. To keep current with further developments and information about voting your shares, visit www.concernedinteroilshareholders.com.

YOUR SUPPORT IS EXTREMELY IMPORTANT – VOTE YOUR BLUE PROXY TODAY

The Concerned InterOil Shareholders’ Nominees

The Concerned InterOil Shareholders propose to nominate the five (5) highly qualified and experienced individuals set out below (being the Concerned InterOil Shareholders’ Nominees) for election to the Board at the Meeting.

These nominees, if elected, will hold office until the close of the next annual meeting of Shareholders of the Company or until their successor is elected or appointed, unless their office is earlier vacated.

The following contains certain information concerning the Concerned InterOil Shareholders’ Nominees, including their location of residence, the periods they have served as a director of InterOil, their principal occupation or employment during the last five years and the number of securities of InterOil that they beneficially own, if any. Unless otherwise noted, the current occupation of the Concerned InterOil Shareholders’ Nominees has been their occupation for the past five years.

Name, Province or State and Country of Residence of Nominee	Present Principal Occupation and Occupation(s) for the Past Five Years	Periods Serving as a Director of InterOil	Number of Shares Beneficially Owned or Controlled

Phil E. Mulacek	Chairman	2007 – 2013	2,522,195
Singapore	Asian Oil & Gas Pte Ltd. (2013 – present)

	Upstream oil and gas investment and operation in Papua New Guinea and the United States

	Chairman and Chief Executive Officer
	InterOil Corporation (2007 – 2013)

	Oil and gas exploration and development, refinery and distributor in Papua New Guinea

	President, PIE Corp. LLC (1981 – current)

	Investment company for oil and gas

	Member, PIE Operating, LLC (“PIE Operating”) (2013 – current)

	Upstream oil and gas drilling contractor with operations in the United States

David Lasco,	Chairman and Chief Executive Officer	N/A	53,500
Indiana, USA
	Lasco Development Corporation (1996 – present)

	Real estate development

For questions or assistance, please contact the proxy solicitor for the Concerned InterOil Shareholders in Canada and the United States, Evolution Proxy Inc. at 1-844-226-3222 toll free in North America, or 1-416-855-0238 outside of North America (collect calls accepted) or by email at info@evolutionproxy.com. To keep current with further developments and information about voting your shares, visit www.concernedinteroilshareholders.com.

YOUR SUPPORT IS EXTREMELY IMPORTANT – VOTE YOUR BLUE PROXY TODAY

Name, Province or State and Country of Residence of Nominee	Present Principal Occupation and Occupation(s) for the Past Five Years	Periods Serving as a Director of InterOil	Number of Shares Beneficially Owned or Controlled

David Vance	Upstream Counsel,	N/A	1,610
Singapore	Asian Oil & Gas Pte Ltd. (2013 – present)

	Upstream oil and gas investment and operation in Papua New Guinea and the United States

	Non-Executive Director and member of Audit Committee,
	Kina Petroleum Ltd. (ASX:KPL) (2013 – present)

	Upstream oil and gas investment and operation in Papua New Guinea

	Senior Commercial Manager,
	InterOil Corporation (2012 – 2013)

	Oil and gas exploration and development, refinery and distributor in Papua New Guinea

	Counsel
	DFDL (2011)
	International Law Firm

Henry Olen Overstreet	Operations Manager,	N/A	100
Texas, USA	PIE Operating LLC (2014 – present)

	Upstream oil and gas drilling contractor with operations in the United States.

	Independent Contractor (2010 – 2014)

	Engineering and operation of oil and gas production projects

For questions or assistance, please contact the proxy solicitor for the Concerned InterOil Shareholders in Canada and the United States, Evolution Proxy Inc. at 1-844-226-3222 toll free in North America, or 1-416-855-0238 outside of North America (collect calls accepted) or by email at info@evolutionproxy.com. To keep current with further developments and information about voting your shares, visit www.concernedinteroilshareholders.com.

YOUR SUPPORT IS EXTREMELY IMPORTANT – VOTE YOUR BLUE PROXY TODAY

Name, Province or State and Country of Residence of Nominee	Present Principal Occupation and Occupation(s) for the Past Five Years	Periods Serving as a Director of InterOil	Number of Shares Beneficially Owned or Controlled

George Cammon	Drilling & Engineering Manager	N/A	2,964
Texas, USA	PIE Operating LLC (August, 2015 – present)

	Upstream oil and gas drilling contractor with operations in the United States.

	Country Manager
	Western Drilling Ltd. (March, 2015 – July, 2015)

	Upstream oil and gas investment and operation in Papua New Guinea.

	Drilling& Engineering Manager
	SP InterOil Ltd. (2011 – 2015)

	Drilling Superintendent
	SP InterOil Ltd.
	(2004 – 2011)

	Upstream oil and gas investment and operations in Papua New Guinea

Phil Mulacek – Mr. Mulacek is the Chairman of Asian Oil & Gas Pte Ltd and the founder and President of PIE Corp. LLC based in Houston, Texas. Mr. Mulacek is the founder of, and served as the Chairman and Chief Executive Officer of InterOil from its inception on July 1st, 1997 until his resignation as Chairman on August 3rd, 2012. On April 30th, 2013, Mr. Mulacek retired as Chief Executive Officer of InterOil.

During his tenure at the Company, its market capitalization grew from approximately US$10 million (~ US$0.50/share) to over US$4.5 billion (~ US$92.00/share) at his departure. The Company also constructed the first petroleum refinery in Papua New Guinea under Mr. Mulacek’s leadership, a 36,000 bpd facility at Napa Napa, with a fully integrated downstream business that contributed to the success of the Company.

Mr. Mulacek led InterOil’s discovery of the world-class Elk and Antelope gas fields in the Gulf Province of Papua New Guinea, with approximately 10 to 15 tcfe of certified hydrocarbon resource, and the nearby Triceratops gas field, with approximately 1 tcfe of certified hydrocarbon resource. These fields have been among the largest onshore discoveries in PNG and Asia recent years.

Since retiring from InterOil in 2013, Mr. Mulacek has remained actively involved in the upstream oil and gas industry in Papua New Guinea, the United States and elsewhere globally through his affiliated companies with offices in Singapore and branch offices in the United States. He resides in Singapore.

For questions or assistance, please contact the proxy solicitor for the Concerned InterOil Shareholders in Canada and the United States, Evolution Proxy Inc. at 1-844-226-3222 toll free in North America, or 1-416-855-0238 outside of North America (collect calls accepted) or by email at info@evolutionproxy.com. To keep current with further developments and information about voting your shares, visit www.concernedinteroilshareholders.com.

YOUR SUPPORT IS EXTREMELY IMPORTANT – VOTE YOUR BLUE PROXY TODAY

David Lasco – Mr. Lasco has 40 years of business and financial experience. Mr. Lasco is the founder of the privately held Lasco Development, and has held the position of CEO since its inception in 1996. His primary business experience is in acquiring, developing, building and managing residential and real estate projects ranging from single tenant built to suit projects to multi-million dollar housing developments and multi-unit apartment and commercial rental facilities. Prior to founding Lasco Development, Mr. Lasco was an initial investor, officer and board member of a telemarketing company in the United States which, through his management skills, grew into a multi-location, multi-million dollar national telemarketing sales company with over 2000 employees during his tenure.

Mr. Lasco was an appointee for Business and Industry by Indiana Governor Mitch Daniels during his two terms as Governor to the Law Enforcement Training Board, the governing body of the Indiana Law Enforcement Academy, a world class academy that trains law enforcement professionals for service. Mr. Lasco still serves on the Law Enforcement Training Board, having been reappointed by the current Indiana Governor Mike Pence.

Mr. Lasco is also a founding member of Lake County Indiana Court Appointed Special Advocate organization (“CASA”). CASA supports and promotes court-appointed volunteer advocacy for abused or neglected children in the United States. Mr. Lasco served as a board member for 3 years.

Mr. Lasco is one of the original IPI drilling partners with InterOil in PRL 15 and PR 39 for the last 10 years and has had extensive dealings with InterOil. He currently beneficially holds a 0.50% indirect participation interest in each of PRL 15, which includes the Elk and Antelope fields, and in PRL 39, which includes the Triceratops field, and is therefore fully aligned with the interests of InterOil and its Shareholders.

David Z. Vance – Mr. Vance is a senior corporate and project finance attorney and CFA charterholder with more than 30 years of experience in Asia and the United States in major project investment and development, including LNG and oil and gas matters in Papua New Guinea. He is currently Upstream Counsel for Asian Oil & Gas Pte Ltd., in Singapore, and a Non-Executive Director and member of the audit committee of Kina Petroleum Ltd. (ASX:KPL), which holds interests in petroleum licenses in Papua New Guinea including the Stanley, Elevala, Ketu and Pandora discoveries. Previously, Mr. Vance served as Senior Commercial Manager for InterOil Corporation while Mr. Mulacek was CEO, and as a partner in the Global Energy Practice of US law firm Paul Hastings, resident in the Tokyo office.

Before moving in-house with InterOil in 2012, as an attorney and former partner in private practice with major United States law firms, Mr. Vance represented some of the world’s largest infrastructure and financial institutions in complex, first-of-their-kind transactions, including numerous “Deals of the Year” for Asia. He was also recognized as a leading lawyer for project finance in Japan by an industry publication. At InterOil, Mr. Vance supported its farm-in of the Triceratops field to Pacific Rubiales, the Elk and Antelope field investor selection process and relations with the minority interest holders. As Upstream Counsel for Asian Oil & Gas, Mr. Vance is responsible for legal structuring of its upstream investments.

Mr. Vance holds an A.B. degree from Stanford University and received his J.D. (with honors) from the University of Texas School of Law. He is a member of the New York State Bar.

For questions or assistance, please contact the proxy solicitor for the Concerned InterOil Shareholders in Canada and the United States, Evolution Proxy Inc. at 1-844-226-3222 toll free in North America, or 1-416-855-0238 outside of North America (collect calls accepted) or by email at info@evolutionproxy.com. To keep current with further developments and information about voting your shares, visit www.concernedinteroilshareholders.com.

YOUR SUPPORT IS EXTREMELY IMPORTANT – VOTE YOUR BLUE PROXY TODAY

Henry Olen Overstreet – Mr. Overstreet has 47 years of experience in the oil and gas industry, and currently works for PIE Operating LLC, where he oversees preparation of operations, drilling and preparing AFE’s with procedures. Prior to joining PIE Operating LLC, Mr. Overstreet worked as a consultant and knowledge services provider in the United States oil and gas industry from 2010 to 2014, providing production designs and services to both independent and major oil and gas production companies, including Gulf Oil, Pennzoil, Sun Oil Co., Houston Oil & Minerals, Amoco, Chevron USA, Hamman Oil and Ref., Exxon Mobil USA, Devon Energy, Enervest Mgt. Co., Patterson Petroleum and Enron Oil & Gas Co. In addition, Mr. Overstreet has worked with Gaither Petroleum Corporation and other independent oil and gas production companies in Texas and Louisiana, providing expertise in AFE control, artificial lift and production efficiency. From 1981 to 2005, Mr. Overstreet founded and managed Continental Specialties, Inc., a company focussed on down hole services and engineering production equipment with offices throughout Texas and in Bogota, Columbia. Mr. Overstreet sold his majority interest in Continental Specialties in 2005. From 1976 to 1981, Mr. Overstreet was a part-owner and operations manager for United Specialties Company, an oil and gas production and equipment company based in Houston, Texas. Mr. Overstreet began his career with Baker Oil Tools, USA, where he began in services in 1970 and ended up as Regional Manager for the United States.

George Cammon – Mr. Cammon is a 37 year veteran of the oil and gas industry, with experience in oil and gas exploration, appraisal and intervention. Mr. Cammon is currently the Drilling and Engineering Manager for PIE Operating LLC. Prior to joining PIE Operating LLC, Mr. Cammon worked for InterOil from 2004 to 2011 as Drilling Superintendent, and then from 2011 to 2014 as Drilling and Engineering Manager where he managed well site construction, rig tool selection, drilling/completion operations and creation/maintenance of the well budgets for the Elk, Antelope and Triceratops operations in Papua New Guinea. During his time at InterOil, Mr. Cammon formulated the drilling and completion plans used to successfully and safely drill wells in the Papua New Guinea jungle for 12 years, which included all three of InterOil’s successful commercial discoveries, being the Elk, Antelope and Triceratops discoveries, and was a key contributor to the operational success of Antelope-1, Antelope-2, Elk-1, Elk-4 and Triceratops-2. Mr. Cammon also managed the drilling of InterOil’s Black Bass and Sterling Mustang wells with a budget under US$14.5 million per well.

Mr. Cammon has also worked for Lukoil, Kuwait Oil Co., and Saudi Arabia Texaco, where he conducted drilling workovers, managed completion rigs and specialized in horizontal drilling, water shut-off, acidizing, gravel packs and fishing operations. Mr. Cammon has extensive knowledge of underbalanced and high pressure drilling.

Each of the Concerned InterOil Shareholders’ Nominees has consented to being named in this Circular and to serving as a director of InterOil and meets the director eligibility requirements established under applicable Canadian law and by InterOil. If elected, each Concerned InterOil Shareholders’ Nominee will hold office until the close of the next annual meeting of Shareholders or until his or her successor is elected or appointed, unless his or her office is earlier vacated. If elected, the Concerned InterOil Shareholders’ Nominees intend to discharge their duties as directors of the Company consistent with all applicable legal requirements, including fiduciary obligations imposed on all corporate directors. The Concerned InterOil Shareholders’ Nominees have much-needed capital allocation and operational expertise, along with deep industry specific experience.

Arrangements with Concerned InterOil Shareholders’ Nominees

There are no formal agreements, arrangements or understandings between the Concerned InterOil Shareholders and the Concerned InterOil Shareholders’ Nominees that relate to the election of the Concerned InterOil Shareholders’ Nominees.

For questions or assistance, please contact the proxy solicitor for the Concerned InterOil Shareholders in Canada and the United States, Evolution Proxy Inc. at 1-844-226-3222 toll free in North America, or 1-416-855-0238 outside of North America (collect calls accepted) or by email at info@evolutionproxy.com. To keep current with further developments and information about voting your shares, visit www.concernedinteroilshareholders.com.

YOUR SUPPORT IS EXTREMELY IMPORTANT – VOTE YOUR BLUE PROXY TODAY

Corporate Cease Trade Orders or Bankruptcies

To the knowledge of the Concerned InterOil Shareholders, none of the Concerned InterOil Shareholders’ Nominees (or a personal holding company of such person) (A) is or has been subject to any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; (B) is or has been subject to any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor in making an investment decision; (C) is or has been in the last ten years, a director, chief executive officer or chief financial officer of any company that, while that person was acting in that capacity, (a) was subject to a cease trade order or similar order or an order that denied the company access to any exemption under securities legislation, that was in effect for a period of more than 30 consecutive days, that was issued while the director or executive officer was acting in the capacity as director, chief executive officer or chief financial officer or (b) was subject to a cease trade order or similar order or an order that denied the company access to any exemption under securities legislation, that was in effect for a period of more than 30 consecutive days, that was issued after the director or executive officer ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer or chief financial officer; (D) is or has been in the last ten years, a director or executive officer of any company that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets; or (E) has in the last ten years become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold such person’s assets.

OTHER MATTERS TO BE ACTED UPON

The New Option Plan Resolution

Based on the Management Circular, the Current Board will put forward the New Option Plan Resolution, approving a new stock option plan for InterOil.

The Concerned InterOil Shareholders believe that senior management compensation is excessive, at levels typically only seen at senior oil and gas producing companies with little benefit accruing the Company. The Concerned InterOil Shareholders also believe that there is a lack of connection between executive compensation and return on shareholder equity and therefore recommend Shareholders vote AGAINST the New Option Plan Resolution.

The text of the New Option Plan resolution is included at Schedule “K” to this Circular.

The Mulacek Expense Denial Resolution

Based on the Management Circular, the Current Board will put forward the Mulacek Expense Denial Resolution, authorizing InterOil to deny payment of the reasonable expenses of the Concerned InterOil Shareholders in connection with the Resolution.

The Concerned InterOil Shareholders requisitioned a meeting of Shareholders as a result of the Current Board’s failure to protect Shareholder rights and hold management accountable. The Concerned InterOil Shareholders intend to seek reimbursement of costs incurred in accordance with the YBCA. Accordingly the Concerned InterOil Shareholders recommend that shareholders vote AGAINST the Mulacek Expense Denial Resolution.

For questions or assistance, please contact the proxy solicitor for the Concerned InterOil Shareholders in Canada and the United States, Evolution Proxy Inc. at 1-844-226-3222 toll free in North America, or 1-416-855-0238 outside of North America (collect calls accepted) or by email at info@evolutionproxy.com. To keep current with further developments and information about voting your shares, visit www.concernedinteroilshareholders.com.

YOUR SUPPORT IS EXTREMELY IMPORTANT – VOTE YOUR BLUE PROXY TODAY

The text of the Mulacek Expense Denial Resolution is included at Schedule “L” to this Circular.

Appointment of Auditors

The individuals named in the Concerned InterOil Shareholders Proxy intend to vote for the re-appointment of PricewaterhouseCoopers, Chartered Accountants as the auditors of InterOil to hold office until the next annual meeting of Shareholders and to authorize the Board to fix their remuneration.

RECOMMENDATION TO SHAREHOLDERS

THE CONCERNED INTEROIL SHAREHOLDERS RECOMMEND:

VOTE FOR THE APPROVAL OF EACH OF THE REQUISITION RESOLUTIONS.

VOTE FOR THE ELECTION OF ALL FIVE (5) OF THE CONCERNED INTEROIL SHAREHOLDERS’ NOMINEES AS DIRECTORS OF THE COMPANY.

VOTE AGAINST THE APPROVAL OF THE NEW OPTION PLAN RESOLUTION.

VOTE AGAINST THE APPROVAL OF THE MULACEK EXPENSE DENIAL RESOLUTION.

USE ONLY THE BLUE PROXY TO VOTE YOUR SHARES.

The Concerned InterOil Shareholders urge Shareholders to complete, sign and return only the BLUE form of proxy or BLUE voting instruction form and to IGNORE any white form of proxy or white voting instruction form received from InterOil.

HOW THE BLUE PROXIES WILL BE VOTED

At the Meeting, the representatives of the Concerned InterOil Shareholders currently intend, unless instructed otherwise, to cast the votes represented by each BLUE form of proxy deposited by Shareholders in favour of the Concerned InterOil Shareholders as proxyholders as follows:

•	FOR the approval of each of the Requisition Resolutions;

•	FOR the election of all five (5) of the Concerned InterOil Shareholders’ Nominees as directors of the Company,

•	AGAINST the approval of the New Option Plan Resolution;

•	FOR the reappointment of PricewaterhouseCoopers, Chartered Accountants, as the auditor of InterOil and to authorize the Board to fix its remuneration; and

For questions or assistance, please contact the proxy solicitor for the Concerned InterOil Shareholders in Canada and the United States, Evolution Proxy Inc. at 1-844-226-3222 toll free in North America, or 1-416-855-0238 outside of North America (collect calls accepted) or by email at info@evolutionproxy.com. To keep current with further developments and information about voting your shares, visit www.concernedinteroilshareholders.com.

YOUR SUPPORT IS EXTREMELY IMPORTANT – VOTE YOUR BLUE PROXY TODAY

•	AGAINST the approval of the Mulacek Expense Denial Resolution.

For further details, see “Matters to be Acted Upon – The Requisition Resolutions”, “Matters to be Acted Upon – Election of Directors” and “Other Matters to be Acted Upon”, at pages 5 through 15 of this Circular.

If the Director Election Resolution is approved, then six (6) directors will be elected at the Meeting. Since the Concerned InterOil Shareholders are putting forward five (5) nominees, in the event the Concerned InterOil Shareholders’ Nominees receive the greatest number of votes, one (1) of Incumbent Management Nominees who receives the next highest number of votes will also be elected. In the event the Director Election Resolution is not approved, eight (8) directors will be elected at the Meeting. In that event, if the Concerned InterOil Shareholders’ nominees receive the highest number of votes then a total of three (3) Incumbent Management Nominees who receive the next highest number of votes will also be elected.

The Concerned InterOil Shareholders note that none of the Incumbent Management Nominees have consented to serve on the Board with the participation of the Concerned InterOil Shareholders’ Nominees. However, given that InterOil has proposed each of the Incumbent Management Nominees for election at the Meeting and has indicated that each such nominee is eligible and willing to serve as a director if elected, the Concerned InterOil Shareholders expect that those Incumbent Management Nominees that are elected to the Board will provide their consent to serve as directors along with the Concerned InterOil Shareholders’ Nominees.

GENERAL PROXY INFORMATION

Appointment of Proxies

The persons named as proxyholders in the accompanying BLUE form of proxy provided by the Concerned InterOil Shareholders are Mr. Phil E. Mulacek or failing him, Mr. David Vance. Mr. Mulacek is the sole member and president of Petroleum Independent and Exploration, LLC and is also one of the Concerned InterOil Shareholders. Mr. Vance is an employee of a company controlled by Mr. Mulacek. YOU MAY REVOKE A PROXY GIVEN PURSUANT TO MANAGEMENT’S SOLICITATION OF PROXIES BY COMPLETING AND DELIVERING THE BLUE CONCERNED INTEROIL SHAREHOLDERS’ PROXY.

A Shareholder has the right to appoint a person or company (who need not be a Shareholder) other than the persons designated in any form of proxy provided to the Shareholder, to represent the Shareholder at the Meeting. You may exercise this right by striking out those names appearing on the applicable form of proxy and inserting the name of the person you wish to appoint as your representative in the blank space provided in such form of proxy or by submitting another appropriate form of proxy. If you beneficially own your Shares but are not the registered holder, see “– Non-Registered (Beneficial) Holders of Shares” (below) for important information about how to appoint a representative of the Concerned InterOil Shareholders as proxyholder for your Shares.

A properly completed form of proxy will automatically revoke an earlier form of proxy deposited by you in respect of the Meeting. If you are a registered holder of Shares you may also revoke any proxy you have already given to management or any other form of proxy previously given by you by attending the Meeting and indicating your wish to vote in person.

For questions or assistance, please contact the proxy solicitor for the Concerned InterOil Shareholders in Canada and the United States, Evolution Proxy Inc. at 1-844-226-3222 toll free in North America, or 1-416-855-0238 outside of North America (collect calls accepted) or by email at info@evolutionproxy.com. To keep current with further developments and information about voting your shares, visit www.concernedinteroilshareholders.com.

YOUR SUPPORT IS EXTREMELY IMPORTANT – VOTE YOUR BLUE PROXY TODAY

Corporate Shareholders

Any Shareholder that is a corporation may, by resolution of its directors or other governing body, authorize such person as it thinks fit to exercise in respect of and at the Meeting the same powers on behalf of the corporation as that corporation could exercise if it were an individual shareholder personally present, including the right (unless restricted by such resolution) to appoint a proxyholder to represent such corporation. Evidence in writing of the appointment of any such representative should accompany a corporate shareholder's completed proxy.

Revocation of Proxies

If you are a registered holder of your Shares, you may revoke a proxy previously given:

1.	by completing and signing a valid proxy bearing a later date and returning it in accordance with the instructions contained in the accompanying BLUE form of proxy, or as otherwise provided in this Circular;

2.	by depositing an instrument in writing executed by you or by your attorney authorized in writing, as the case may be: (i) at the registered office of the Company at any time up to and including the last business day preceding the day of the Meeting or any adjournment or postponement of the Meeting, or (ii) with the Chairman of the Meeting prior to its commencement on the day of the Meeting or any adjournment or postponement of the Meeting; or

3.	in any other manner permitted by law.

If you are the beneficial owner, but not the registered holder, of your Shares, see “– Non- Registered (Beneficial) Holders of Shares” (below) for instructions on how to revoke any proxies you give in connection with the Meeting.

Voting of Shares Represented by Proxy

The Concerned InterOil Shareholders representatives designated in the BLUE form of proxy to be deposited by you as provided in this Circular will vote your Shares represented by that proxy in accordance with your instructions on any ballot that may be called at the Meeting.

If you specify a choice with respect to voting in the BLUE form of proxy deposited by you as provided in this Circular, your Shares will be voted accordingly. If you do not specify a choice in such proxy or in an otherwise valid proxy, your Shares to which the proxy pertains will be voted as follows:

•	FOR the approval of each of the Requisition Resolutions;

•	FOR the election of all five (5) of the Concerned InterOil Shareholders’ Nominees as directors of the Company;

•	AGAINST the approval of each of the New Option Plan Resolution;

For questions or assistance, please contact the proxy solicitor for the Concerned InterOil Shareholders in Canada and the United States, Evolution Proxy Inc. at 1-844-226-3222 toll free in North America, or 1-416-855-0238 outside of North America (collect calls accepted) or by email at info@evolutionproxy.com. To keep current with further developments and information about voting your shares, visit www.concernedinteroilshareholders.com.

YOUR SUPPORT IS EXTREMELY IMPORTANT – VOTE YOUR BLUE PROXY TODAY

•	FOR the reappointment of PricewaterhouseCoopers, Chartered Accountants, as the auditor of InterOil and to authorize the Board to fix its remuneration; and

•	AGAINST the approval of the Mulacek Expense Denial Resolution.

The Concerned InterOil Shareholders recommend that you (i) vote FOR the approval of each of the Requisition Resolutions; (ii) vote FOR the election of all five (5) of the Concerned InterOil Shareholders’ Nominees as directors of the Company; (iii) vote AGAINST the approval of the New Option Plan Resolution; and (iv) vote AGAINST the approval of the Mulacek Expense Denial Resolutions.

In order to be deposited with the Company’s registrar and transfer agent in time to be used at the Meeting, we urge you to vote your BLUE proxy or voting instruction form so that it is received by Evolution Proxy Inc. prior to 2:00 p.m. (Eastern Daylight Time) on June 10, 2016, however, we will make every effort to continue to accept and tabulate votes received up until the time of the Meeting. They will then be forwarded to InterOil.

The accompanying BLUE form of proxy confers discretionary authority upon the persons named therein to vote in the judgment of those persons in respect of amendments or variations, if any, to matters identified in the formal notice of the Meeting dated April 25, 2016 accompanying the Management Circular, and other matters, if any, which may properly come before the Meeting. As of the date of this Circular, the Concerned InterOil Shareholders know of no other matters to come before the Meeting other than as set forth herein. Should any other matters properly come before the Meeting, Shares represented by the relevant proxies will be voted on those matters in accordance with the judgment of the Concerned InterOil Shareholders representatives designated in the BLUE form of proxy.

Registered Shareholders

A registered Shareholder (a Shareholder who holds a physical share certificate and whose name appears on such share certificate(s)) will receive, or will have already received, a BLUE form of proxy. This BLUE form of proxy entitles you to vote by email, fax and/or mail in accordance with the following instructions.

•	To vote by Email: Properly complete, sign and date your BLUE proxy and return it by email to info@evolutionproxy.com.

•	To vote by Fax: Properly complete, sign and date your BLUE proxy and return it by facsimile to (416) 855-0240.

•	To vote by Mail: Properly complete, sign and date the BLUE proxy and return it in the postage prepaid envelope provided to Evolution Proxy Inc., 357 Bay Street, Suite 502, Toronto, Ontario M5H 2T7.

If you support the Concerned InterOil Shareholders and want to vote your proxy in accordance with the recommendations of the Concerned InterOil Shareholders as set out in this Circular, you should complete, sign and date your BLUE proxy and submit it using one of the methods described above, in accordance with the mocked-up sample form of proxy accompanying this Circular. Full instructions for how to vote can also be found at www.concernedinteroilshareholders.com.

For questions or assistance, please contact the proxy solicitor for the Concerned InterOil Shareholders in Canada and the United States, Evolution Proxy Inc. at 1-844-226-3222 toll free in North America, or 1-416-855-0238 outside of North America (collect calls accepted) or by email at info@evolutionproxy.com. To keep current with further developments and information about voting your shares, visit www.concernedinteroilshareholders.com.

YOUR SUPPORT IS EXTREMELY IMPORTANT – VOTE YOUR BLUE PROXY TODAY

Non-Registered (Beneficial) Holders of Shares

Only registered holders of Shares, or the persons they appoint as their proxyholders, will be entitled to vote at the Meeting. However, in many cases, Shares beneficially owned by a holder (a “Non- Registered Holder”), are registered in the name of either:

1.	an intermediary (each an “Intermediary”) that the Non-Registered Holder deals with in respect of Shares. Intermediaries include banks, trust companies, securities dealers or brokers, and trustees or administrators of self-administered RRSPs, RRIFs, RESPs and similar plans; or

2.	a depository (such as The Canadian Depository for Securities Limited in Canada or Cede & Co. in the United States).

The Concerned InterOil Shareholders have distributed copies of this Circular and a BLUE form of proxy or voting instruction form (“VIF”) to the Intermediaries or their designates for onward distribution to Non-Registered Holders in connection with the Meeting. Intermediaries are required to forward copies of this Circular and any form of proxy or VIF provided to them to Non-Registered Holders, unless a Non-Registered Holder has waived the right to receive them. If you are a Non-Registered Holder and received these materials, please sign and return the BLUE form of proxy or VIF in accordance with the directions provided by your Intermediary and set out in such form.

Without specific instructions, Intermediaries are generally prohibited from voting shares for their clients. Therefore, Non-Registered Holders should ensure that instructions respecting the voting of their Shares are communicated to the appropriate person by the appropriate time. A Non- Registered Holder cannot use a VIF to vote Shares directly at the Meeting. Voting instructions must be returned sufficiently in advance of the Meeting to have those Shares voted. Each Intermediary has its own procedures which should be carefully followed by Non-Registered Holders to ensure that your Shares are voted by the Intermediary on your behalf at the Meeting. These procedures may allow for voting by telephone, via the Internet, by mail and/or by facsimile.

The purpose of these procedures is to permit Non-Registered Holders to direct the voting of Shares they beneficially own. If you are a Non-Registered Holder, you have the right to attend and vote your Shares directly at the Meeting. If you are a Non-Registered Holder and you wish to attend and vote your Shares at the Meeting (or have a person other than those named in the form of proxy attend and vote on your behalf), you should insert your name (or the name of the person whom you wish to designate to attend and vote on your behalf) in the blank space provided in such form of proxy or, where a voting instruction form is provided, follow the corresponding instructions on the form. In either case, you should carefully and promptly follow the instructions of your Intermediary and/or its service company.

•	BLUE VIF: In most cases, Non-Registered Holders will receive, along with this Circular, a BLUE VIF (similar to the example reproduced below) that must be completed, signed and dated by the Non-Registered Holder in accordance with the directions on the VIF (where permissible in accordance with the instructions indicated, it is recommended you vote the Shares represented by the VIF via the Internet by going to the website specified on the BLUE VIF, and then follow the voting instructions on the screen, or submit a completed, signed and dated VIF by fax or mail).

For questions or assistance, please contact the proxy solicitor for the Concerned InterOil Shareholders in Canada and the United States, Evolution Proxy Inc. at 1-844-226-3222 toll free in North America, or 1-416-855-0238 outside of North America (collect calls accepted) or by email at info@evolutionproxy.com. To keep current with further developments and information about voting your shares, visit www.concernedinteroilshareholders.com.

YOUR SUPPORT IS EXTREMELY IMPORTANT – VOTE YOUR BLUE PROXY TODAY

•	BLUE Proxy: Less frequently, a Non-Registered Holder may receive, along with this Circular, a BLUE form of proxy that has already been signed by the Intermediary and which is restricted as to the number of Shares beneficially owned by the Non-Registered Holder but which is otherwise not completed. In these cases, the Non-Registered Holder who wishes to submit a BLUE proxy should properly complete the BLUE proxy and submit it by fax or by mail, as specified, to one of the number(s) or location(s) indicated on the BLUE proxy.

•	In all cases, if you are a Non-Registered Holder and are having trouble voting your Shares or wish to vote your Shares by telephone, you should contact the proxy solicitor for the Concerned InterOil Shareholders, Evolution Proxy Inc., at 1-844-226-3222 toll-free in North America, or 1-416-855-0238 outside of North America (collect calls accepted), and they will be able to assist you to ensure your vote is counted at the Meeting.

If you are a Non-Registered Holder and support the Concerned InterOil Shareholders and want to vote your BLUE VIF or proxy in accordance with the recommendations of the Concerned InterOil Shareholders as set out in this Circular, you should complete, sign and date your BLUE VIF or proxy received from your Intermediary and submit it using one of the methods described above. Full instructions for how to vote can also be found at www.concernedinteroilshareholders.com.

If you are a Non-Registered Holder, you have the right to attend and vote your Shares directly at the Meeting. If you are a Non-Registered Holder and you wish to attend and vote your Shares at the Meeting (or have a person other than those named in the BLUE form of proxy or VIF attend and vote on your behalf), you should insert your name (or the name of the person whom you wish to designate to attend and vote on your behalf) in the blank space provided in such form of proxy or, where a VIF is provided, follow the corresponding instructions on the form. In either case, you should carefully and promptly follow the instructions of your Intermediary and/or its service company.

The majority of brokers and nominees now delegate responsibility for obtaining instructions from clients to Broadridge Investor Communications Solutions, Canada and its counterpart in the United States (“Broadridge”). Broadridge typically mails voting instruction forms to the Non-Registered Holders and asks Non-Registered Holders to return the forms to Broadridge. Broadridge then tabulates the results of all instructions received and provides appropriate instructions respecting the voting of Shares to be represented at the Meeting. A Non-Registered Holder receiving a voting instruction form from Broadridge cannot use that form to vote Shares directly at the Meeting. The form must be returned to Broadridge well in advance of the Meeting in order to have the Shares voted. Each Non-Registered Holder should contact his or her Intermediary and carefully follow the voting instructions provided by such Intermediary. If you are a Non-Registered Holder and wish to vote your Shares in person at the Meeting, you should contact your Intermediary and follow their instructions for completion and return of the form of proxy or voting instruction form provided to you directly by them, once received.

A Non-Registered Holder will be entitled to revoke a form of proxy or voting instruction form given to an Intermediary at any time by written notice to the Intermediary in accordance with the instructions given to the Non-Registered Holder by its Intermediary. It should be noted that revocation of proxies or voting instructions by a Non-Registered Holder can take several days or even longer to complete and, accordingly, any such revocation should be completed well in advance of the deadline prescribed in the form of proxy or voting instruction form to ensure it is given effect in respect of the Meeting.

For questions or assistance, please contact the proxy solicitor for the Concerned InterOil Shareholders in Canada and the United States, Evolution Proxy Inc. at 1-844-226-3222 toll free in North America, or 1-416-855-0238 outside of North America (collect calls accepted) or by email at info@evolutionproxy.com. To keep current with further developments and information about voting your shares, visit www.concernedinteroilshareholders.com.

YOUR SUPPORT IS EXTREMELY IMPORTANT – VOTE YOUR BLUE PROXY TODAY

The securityholder materials may be sent to both registered Shareholders and Non-Registered Holders. If you are a Non-Registered Holder, and the Concerned InterOil Shareholders or their agent sends this Circular and other Meeting materials directly to you, your name and address and information about your holdings of securities will have been obtained in accordance with applicable securities regulatory requirements from the Company or from the Intermediary holding the Shares on your behalf.

Solicitation of Proxies

This solicitation is made by the Concerned InterOil Shareholders and is not made by or on behalf of management of the Company. Proxies may be solicited by mail, telephone, telecopier, email or other electronic means, as well as by newspaper or other media advertising and in person by managers, directors, officers and employees of the Concerned InterOil Shareholders who will not be specifically remunerated therefor. In addition, the Concerned InterOil Shareholders may solicit proxies in reliance upon the public broadcast exemption to the solicitation requirements under applicable Canadian corporate and securities laws, conveyed by way of public broadcast, including press release, speech or publication and any other manner permitted under applicable Canadian laws. The Concerned InterOil Shareholders may engage the services of one or more agents and authorize other persons to assist it in soliciting proxies on behalf of the Concerned InterOil Shareholders. The costs incurred in the preparation, assembly, printing and mailing of this Circular and the solicitation will be borne directly and indirectly by the Concerned InterOil Shareholders. The Concerned InterOil Shareholders intend to seek reimbursement of these costs in accordance with the YBCA.

The Concerned InterOil Shareholders have entered into an agreement with Evolution Proxy Inc. (“Evolution”) pursuant to which Evolution has agreed that it will act as the proxy solicitor for the Concerned InterOil Shareholders in Canada and the United States. Pursuant to this agreement, Evolution will receive a fee of $150,000, plus an additional fee of $6.00 for each call to or from Shareholders. The Concerned InterOil Shareholders have also entered into an agreement with Bayfield Strategy, Inc. (“Bayfield”) pursuant to which Bayfield has agreed to assist the Concerned InterOil Shareholders with communication matters related to the Meeting.

In addition, the Concerned InterOil Shareholders, certain members, directors, officers and employees may solicit proxies by mail, telephone, telecopier, the Internet and personal solicitation or by way of public broadcast, as well as by newspaper or other media advertising. Any employees of the Concerned InterOil Shareholders and their affiliates or other persons who solicit proxies on behalf of the Concerned InterOil Shareholders will do so for no additional compensation. Banks, brokerage houses and other custodians, nominees and fiduciaries will be requested to forward the Concerned InterOil Shareholders’ solicitation materials to customers for whom such persons hold Shares, and the Concerned InterOil Shareholders will reimburse them for their reasonable out-of-pocket expenses for doing so.

No person is authorized to give information or to make any representations other than those contained in this Circular and, if given or made, such information or representations must not be relied upon as having been authorized to be given or made.

For questions or assistance, please contact the proxy solicitor for the Concerned InterOil Shareholders in Canada and the United States, Evolution Proxy Inc. at 1-844-226-3222 toll free in North America, or 1-416-855-0238 outside of North America (collect calls accepted) or by email at info@evolutionproxy.com. To keep current with further developments and information about voting your shares, visit www.concernedinteroilshareholders.com.

YOUR SUPPORT IS EXTREMELY IMPORTANT – VOTE YOUR BLUE PROXY TODAY

OUTSTANDING SHARES, PRINCIPAL HOLDERS AND OTHER

Record Date and Voting Shares

InterOil has established April 25, 2016 (the “Record Date”) as the record date for determining Shareholders entitled to notice of the Meeting. Each Shareholder is entitled to one vote for each Share registered in his, her or its name as of the close of business on the Record Date.

According to the Management Circular, the number of Shares entitled to vote on each matter to be acted on at the Meeting as of April 25, 2016, was 49,680,947 Shares. In determining the number of outstanding Shares, the Concerned InterOil Shareholders have relied exclusively on the disclosure relating to the outstanding Shares as of April 25, 2016 set out in the Management Circular.

Principal Holders

Except as set forth below, information regarding the beneficial ownership, control or direction over Shares held other than by the Concerned InterOil Shareholders is not within the knowledge of the Concerned InterOil Shareholders. For this information, please refer to the Management Circular provided by the Company in connection with the Meeting.

As of the date of this Circular, the Concerned InterOil Shareholders beneficially own an aggregate of 2,522,195 Shares, representing approximately 5.08% of the total Shares issued and outstanding as disclosed by the Company in the Annual Statements. The Concerned InterOil Shareholders intend to vote all of their Shares as follows:

•	FOR the approval of each of the Requisition Resolutions;

•	FOR the election of each of the Concerned InterOil Shareholders’ Nominees as directors of the Company;

•	AGAINST the approval of the New Option Plan Resolution;

•	FOR the reappointment of PricewaterhouseCoopers, Chartered Accountants, as the auditor of InterOil and to authorize the Board to fix its remuneration; and

•	AGAINST the approval of the Mulacek Expense Denial Resolution.

Each of the Concerned InterOil Shareholders reserves the right to change its intentions regarding the voting of its own Shares. If either of the Concerned InterOil Shareholders changes its intentions, it will notify Shareholders of the change by press release and in any other manner required pursuant to applicable securities laws.

For questions or assistance, please contact the proxy solicitor for the Concerned InterOil Shareholders in Canada and the United States, Evolution Proxy Inc. at 1-844-226-3222 toll free in North America, or 1-416-855-0238 outside of North America (collect calls accepted) or by email at info@evolutionproxy.com. To keep current with further developments and information about voting your shares, visit www.concernedinteroilshareholders.com.

YOUR SUPPORT IS EXTREMELY IMPORTANT – VOTE YOUR BLUE PROXY TODAY

Indirect Participation Interests of the Concerned InterOil Shareholders

In addition to the Shares that the Concerned InterOil Shareholders beneficially own, the Concerned InterOil Shareholders are the beneficial holders of certain minority indirect participation interests in certain of InterOil’s petroleum prospecting licenses and petroleum retention licenses in Papua New Guinea under indirect participation agreements with InterOil. The Concerned InterOil Shareholders believe that these indirect participation interests are not material to InterOil but are nevertheless fully aligned and not in conflict with the interests of the Shareholders.

EXECUTIVE COMPENSATION, INDEBTEDNESS, MANAGEMENT CONTRACTS AND EQUITY COMPENSATION PLANS

Information regarding the compensation of executives and directors of the Company (including the information prescribed by Form 51-102F6 – Statement of Executive Compensation), the indebtedness of the Company's directors and officers or their respective associates, about management contracts that may be in place at the Company and securities authorized for issuance under the Company’s equity compensation plans is not within the knowledge of the Concerned InterOil Shareholders. For this information, please refer to the Company’s Management Circular dated April 25, 2016, and other continuous disclosure filed by the Company on SEDAR at www.sedar.com.

INTEREST IN MATERIAL TRANSACTIONS AND MATTERS TO BE ACTED UPON AT THE MEETING

Except as otherwise disclosed in this Circular, to the knowledge of the Concerned InterOil Shareholders, neither the Concerned InterOil Shareholders nor any of their directors or officers, or any associates or affiliates of the foregoing, nor any of the Concerned InterOil Shareholders’ Nominees or any of their associates or affiliates, has: (i) any material interest, direct or indirect, in any transaction since the beginning of the Company's most recently completed financial year or in any proposed transaction (other than the proposed changes and transactions contemplated in this Circular) that has materially affected or will materially affect the Company or any of its subsidiaries; or (ii) any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any matter currently known to be acted on at the Meeting, other than the approval of the Requisition Resolutions and the election of directors.

Except as disclosed above, information concerning any material interests, direct or indirect, of any director or executive officer of the Company, any other “informed person” (as such term is defined in National Instrument 51-102 – Continuous Disclosure Obligations), any person (other than the Concerned InterOil Shareholders) who, to the knowledge of the directors or officers of the Company, beneficially owns or exercises control or direction over securities carrying more than 10% of the voting rights attached to any class of outstanding voting securities of the Company or any associate or affiliate of any of the foregoing, in any transaction since the commencement of the Company's most recently completed financial year or in any proposed transaction which has materially affected or would materially affect the Company or any of its subsidiaries, or in any matter to be acted upon at the Meeting, is not within the knowledge of the Concerned InterOil Shareholders. For this information, please refer to the Management Circular.

For questions or assistance, please contact the proxy solicitor for the Concerned InterOil Shareholders in Canada and the United States, Evolution Proxy Inc. at 1-844-226-3222 toll free in North America, or 1-416-855-0238 outside of North America (collect calls accepted) or by email at info@evolutionproxy.com. To keep current with further developments and information about voting your shares, visit www.concernedinteroilshareholders.com.

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INFORMATION CONTAINED IN THIS CIRCULAR

Certain information concerning the Company contained in this Circular has been taken from or is based upon publicly available documents or records on file with Canadian securities regulatory authorities and other public sources. Although the Concerned InterOil Shareholders have no knowledge that would indicate that any statements contained in this Circular that are taken from or based upon those documents and records or other public sources are untrue or incomplete, the Concerned InterOil Shareholders do not assume and expressly disclaim any responsibility for the accuracy or completeness of the information taken from or based upon those documents, records and other public sources, or for any failure by the Company to disclose publicly events or facts that may have occurred or that may affect the significance or accuracy of any such information, but that are unknown to the Concerned InterOil Shareholders.

This Circular does not constitute an offer to sell, or a solicitation of an offer to purchase, any securities, or the solicitation of a proxy, by any person in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such an offer or solicitation of an offer or proxy solicitation. The delivery of this Circular will not, under any circumstances, create an implication that there has been no change in the information set forth herein since the date as of which such information is given in this Circular.

INFORMATION REGARDING INTEROIL

Additional information relating to the Company, including its annual information form and the Company’s Management Circular dated April 25, 2016, is filed with Canadian Securities Administrators. This information can be accessed through SEDAR at www.sedar.com. Financial information is provided in the Company's comparative financial statements and management's discussion and analysis for the three month interim periods ended September 30, 2016 and 2015 and its most recently completed financial year. Copies of the Company's financial statements and management's discussion and analysis may be obtained by any person without charge by contacting the Company, at 163 Penang Road, Winsland House II, #06-02, Singapore, 238463, Attention: General Counsel and Corporate Secretary. The Company's auditor is PricewaterhouseCoopers, Chartered Accountants.

CERTIFICATE

The contents and the sending of this Circular have been approved by the Concerned InterOil Shareholders.

May 16, 2016

“Phil E. Mulacek”

Petroleum Independent & Exploration, LLC

By: “Phil E Mulacek”

For questions or assistance, please contact the proxy solicitor for the Concerned InterOil Shareholders in Canada and the United States, Evolution Proxy Inc. at 1-844-226-3222 toll free in North America, or 1-416-855-0238 outside of North America (collect calls accepted) or by email at info@evolutionproxy.com. To keep current with further developments and information about voting your shares, visit www.concernedinteroilshareholders.com.

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SCHEDULE A

THE DIRECTOR ELECTION RESOLUTION

BE IT RESOLVED, as an ordinary resolution, that in accordance with Section 4 of By-Law No. 2 of the Corporation, the number of directors to be elected at the 2016 annual meeting of the Corporation’s shareholders be fixed at six (6).

For questions or assistance, please contact the proxy solicitor for the Concerned InterOil Shareholders in Canada and the United States, Evolution Proxy Inc. at 1-844-226-3222 toll free in North America, or 1-416-855-0238 outside of North America (collect calls accepted) or by email at info@evolutionproxy.com. To keep current with further developments and information about voting your shares, visit www.concernedinteroilshareholders.com.

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 A-1

SCHEDULE B

THE COMPENSATION COMMITTEE CHARTER RESOLUTION

BE IT RESOLVED, as an ordinary resolution, that the board of directors of the Corporation consider and, if thought appropriate, amend the charter of the Compensation Committee of the board of directors of the Corporation (the “CC Charter”) as follows:

(a)	by deleting Section 5.1 of the CC Charter and adding the following: :

“Director Compensation. The Committee shall periodically review and make recommendations to the Board with respect to compensation payable for serving as a director. In making these recommendations to the Board, the Committee shall be guided by the following guidelines (unless these guidelines are clearly non-aligned with compensation best practices at the time as certified by Advisors and disclosed in the Company’s compensation disclosure): (i) not less than 50% of the total compensation payable for serving as a director shall be in the form of equity-based compensation; (ii) for as long as the individual serves as a director and for a period of one year from the date the individual ceases serving as a director, that individual may not sell, transfer or assign to any third party more than 50% of the total number of shares of the Company received by way of compensation for serving as a director; and (iii) the total cash compensation payable to all directors of the Company for service as directors shall not exceed an aggregate amount of US$600,000 annually.”

(b)	by adding the following as the last sentence of Section 5.3 of the CC Charter:

“In approving these compensation arrangements for Executive Officers, the Committee shall be guided by the following principles: (i) no Executive Officer shall receive a payment in connection with a change-in-control transaction (a ‘Change of Control Payment’) unless the price per share payable to shareholders as a result of the transaction exceeds both (x) US$60.00 per share (based on the number of shares outstanding as of the day this charter was amended to include this provision, and as adjusted appropriately as a result of consolidation, etc.) over a 30 day trailing VWAP (the ‘Threshold Price’), and (y) the 30 day trailing VWAP as of the date of the commencement of the Executive Officer’s employment with the Company; and (ii) the Change of Control Payment may be pro-rated by the Board in its discretion above the Threshold Price up to any maximum amount determined by the Board, based on the price per share payable to shareholders as a result of the transaction. In any event, any of these awards, opportunities, agreements, arrangements, provisions, compensation or benefits must clearly align with compensation best practices as certified by Advisors and disclosed in the Company’s compensation disclosure.”

For questions or assistance, please contact the proxy solicitor for the Concerned InterOil Shareholders in Canada and the United States, Evolution Proxy Inc. at 1-844-226-3222 toll free in North America, or 1-416-855-0238 outside of North America (collect calls accepted) or by email at info@evolutionproxy.com. To keep current with further developments and information about voting your shares, visit www.concernedinteroilshareholders.com.

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 B-1

SCHEDULE C

THE NOMINATION AND GOVERNANCE COMMITTEE CHARTER RESOLUTION

BE IT RESOLVED, as an ordinary resolution, that the board of directors of the Corporation consider and, if thought appropriate, amend the charter of the Nomination and Governance Committee of the board of directors of the Corporation (the “NGC Charter”) as follows:

(a)	by deleting the first sentence of Section 5.1 of the NGC Charter and replacing it with the following sentence:

“The Committee shall formulate the criteria for directors, and shall consider personal characteristics and core competencies required of Board members when evaluating persons to be nominated for election to the Board (including, for greater certainty, at least one third of the directors must have direct skills, competency and experience in matters relevant to the exploration and development of the Company’s onshore licenses and development assets in the Papua New Guinea jungle), taking into account the composition of the Board as a whole.”

(b)	by deleting the second sentence of Section 5.3 of the NGC Charter and replacing it with the following sentence:

“The Committee shall also annually review each incumbent director’s past performance and skills (including, for greater certainty, at least one third of the directors must have direct skills, competency and experience in matters relevant to the exploration and development of the Company’s onshore licenses and development assets in the Papua New Guinea jungle) and recommend to the Board whether such director should be nominated for re-election.”

For questions or assistance, please contact the proxy solicitor for the Concerned InterOil Shareholders in Canada and the United States, Evolution Proxy Inc. at 1-844-226-3222 toll free in North America, or 1-416-855-0238 outside of North America (collect calls accepted) or by email at info@evolutionproxy.com. To keep current with further developments and information about voting your shares, visit www.concernedinteroilshareholders.com.

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 C-1

SCHEDULE D

THE RESERVES GOVERNANCE COMMITTEE CHARTER RESOLUTION

BE IT RESOLVED, as an ordinary resolution, that the board of directors of the Corporation consider and, if thought appropriate, amend the charter of the Reserves Governance Committee of the board of directors of the Corporation (the “RGC Charter”) as follows:

(a)	by deleting Section 4(c) of the RGC Charter and replacing it with the following:

“to review any proposed public disclosure or regulatory filings by the Corporation with respect to any reserves and/or resources evaluation and oil and gas activities and the material compliance thereof with applicable regulatory requirements and, if appropriate, make recommendations to the Board to approve or disapprove of the release or filing thereof; provided that, subject to and in further compliance with applicable securities laws, whenever the Corporation files a report disclosing a certain well location as a commercial discovery or otherwise provides disclosure in that regard, the Committee shall request the Corporation to disclose in reasonable detail: (i) the Corporation’s view as to why the location is a commercial discovery, including its views and assumptions on costs of development (including the overall cost breakdown for wells and operations); (ii) likely markets for production from the discovery; and (iii) any update such discovery implies to the most recent annual resource report.”

(b)	by deleting Section 4(d) of the RGC Charter and replacing it with the following:

“to review and make recommendations to the Board respecting the appointment of a qualified reserves evaluator or auditor pursuant to the requirements of NI 51-101; provided that, subject to and in further compliance with applicable securities laws, the Committee shall, to the extent practicable: (i) ensure that any qualified reserves evaluator or auditor it recommends to the Board has sufficient relevant experience in evaluating reserves and/or resources similar to the Corporation’s onshore licenses and development assets in the Papua New Guinea jungle; and (ii) provided the evaluator remains qualified in the Committee’s view, maintain the same evaluator from year to year to provide a more consistent assessment of the Corporation’s reserves over time.”

(c)	by deleting Section 4(k) of the RGC Charter and replacing it with the following:

“to review the scope of the annual review of the Corporation’s reserves and/or resources; provided that in addition to complying with the disclosure requirements of NI 51-101, such annual review shall include an evaluation by the qualified reserves evaluator or auditor of any new claimed discoveries by the Corporation referred to in Section 4(c) of this Charter and the Corporation’s related assumptions and development plans.”

For questions or assistance, please contact the proxy solicitor for the Concerned InterOil Shareholders in Canada and the United States, Evolution Proxy Inc. at 1-844-226-3222 toll free in North America, or 1-416-855-0238 outside of North America (collect calls accepted) or by email at info@evolutionproxy.com. To keep current with further developments and information about voting your shares, visit www.concernedinteroilshareholders.com.

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 D-1

SCHEDULE E

THE MATERIAL TRANSACTIONS RESOLUTION

BE IT RESOLVED, as an ordinary resolution, that the board of directors of the Corporation consider and, if thought appropriate, amend the charter of the board of directors of the Corporation (the “Board Charter”) as follows:

(a)	by adding the following section after “Mandate and Stewardship of the Corporation” and before “Board Renewal” in the Board Charter:

“Approval of Material Transactions

In the event that the Corporation is a party to any transaction (a ‘Transaction’) involving the disposition or acquisition of assets with a fair market value equal to or greater than 10% of the total book value of the Corporation’s assets at that time (the ‘Transaction Threshold’), the Board shall submit the Transaction for approval of the shareholders by majority resolution at a meeting of the shareholders held in compliance with the Business Corporations Act (Yukon) and applicable securities laws. The Board will review and establish the appropriate Transaction Threshold on an annual basis.”

For questions or assistance, please contact the proxy solicitor for the Concerned InterOil Shareholders in Canada and the United States, Evolution Proxy Inc. at 1-844-226-3222 toll free in North America, or 1-416-855-0238 outside of North America (collect calls accepted) or by email at info@evolutionproxy.com. To keep current with further developments and information about voting your shares, visit www.concernedinteroilshareholders.com.

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 E-1

SCHEDULE F

THE DISCLOSURE POLICY RESOLUTION

BE IT RESOLVED, as an ordinary resolution, that the board of directors of the Corporation consider and, if thought appropriate, amend the charter of the board of directors of the Corporation (the “Board Charter”) as follows:

(a)	by deleting the text of the section of the Board Charter entitled “Communication to Shareholders” and replacing it with the following:

“The Board of Directors have a responsibility to have appropriate procedures in place so that accurate, appropriate and timely disclosure is being made to the Corporation’s shareholders and to the public. Therefore, the Board must prepare, maintain in effect at all times and rigorously comply in all respects with a policy regarding effective communication with its shareholders and the public that is consistent with best corporate governance practices, provides opportunity for significant input by independent directors into Board decisions on public disclosures, and ensures that shareholders and the public are provided sufficient detailed information by the Corporation to understand fully the exploration and development status of the Corporation’s onshore licenses and development assets in the Papua New Guinea jungle (the ‘Disclosure Policy’). On an annual basis, the Board must review (and to the extent required to comply with the preceding sentence, update) the Disclosure Policy, and report in reasonable detail to the Corporation’s shareholders on the Corporation’s practices and procedures in place to ensure compliance with the Disclosure Policy. The Disclosure Policy shall be made available on the Corporation’s website in addition to all other required disclosures.”

For questions or assistance, please contact the proxy solicitor for the Concerned InterOil Shareholders in Canada and the United States, Evolution Proxy Inc. at 1-844-226-3222 toll free in North America, or 1-416-855-0238 outside of North America (collect calls accepted) or by email at info@evolutionproxy.com. To keep current with further developments and information about voting your shares, visit www.concernedinteroilshareholders.com.

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 F-1

SCHEDULE G

PROPOSED CHANGES TO INTEROIL’S COMPENSATION COMMITTEE CHARTER

(See Sections 5.1 and 5.3 for proposed changes to the charter, being indicated as ~~deletions~~ and additions).

“InterOil Corporation

Charter of the Compensation Committee of the Board of Directors

This Compensation Committee Charter (the “Charter”) sets forth the purpose and membership requirements of the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of InterOil Corporation (the “Company”) and establishes the authority and responsibilities delegated to it by the Board.

1. Purpose. The purpose of the Committee is to (i) discharge the Board’s responsibilities relating to fair and competitive compensation of the Company’s chief executive officer (“CEO”), Executive Officers (as defined under Section 16 of the U.S. Securities Exchange Act of 1934, as amended) and directors; (ii) review and approve an annual report on executive compensation for inclusion in the Company’s management information circular or proxy statement, if applicable, for the annual meeting of shareholders; (iii) administer, approve and evaluate the compensation plans, policies and programs of the Company; (iv) administer the Company’s stock incentive plans; (v) discharge the responsibilities allocated to the Committee under the Company’s Insider Trading Policy; and (vi) serve in such other capacities as are from time to time delegated by the Board.

2.            Committee Membership.

2.1.         Composition and Appointment. The Committee shall consist of two or more members of the Board. The Board shall designate members of the Committee upon recommendation of the Board’s Nominating and Governance Committee. Membership on the Committee shall rotate at the Board’s discretion. The Board shall fill vacancies on the Committee and may remove a Committee member from the membership of the Committee at any time without cause. Members shall serve until their successors are appointed by the Board and as otherwise required by applicable law or the rules of the New York Stock Exchange (“NYSE”).

2.2.         Independence. Each member of the Committee must meet the independence requirements, or an applicable exemption, of the NYSE, applicable Canadian National Instruments and U.S. federal securities laws, including the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”).

2.3.         Subcommittees. The Committee shall have the authority to delegate authority and responsibilities to subcommittees; provided that no subcommittee shall consist of less than two members.

3.            Advisors. The Committee shall have the authority to (i) retain and oversee, at the Company’s expense, an independent compensation consultant and other expert advisors (“Advisors”) as it deems necessary to fulfill its responsibilities, (ii) determine, on behalf of the Company, the compensation of such Advisors, and (iii) determine the independence of such Advisors in accordance with the rules and regulations promulgated by the SEC and NYSE, as applicable. The Committee shall have sole authority to terminate any such Advisor.

For questions or assistance, please contact the proxy solicitor for the Concerned InterOil Shareholders in Canada and the United States, Evolution Proxy Inc. at 1-844-226-3222 toll free in North America, or 1-416-855-0238 outside of North America (collect calls accepted) or by email at info@evolutionproxy.com. To keep current with further developments and information about voting your shares, visit www.concernedinteroilshareholders.com.

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4.            Meetings.

4.1.         Frequency of Meetings. The Committee shall meet at least once per year. The schedule for regular meetings of the Committee shall be established by the Committee. The Chairperson of the Committee may call a special meeting at any time as he or she deems advisable. Meetings may be by written consent. When necessary, the Committee will meet in executive session outside the presence of any Executive Officer of the Company.

4.2.         Minutes. Minutes of each meeting of the Committee shall be kept to document the discharge by the Committee of its responsibilities.

4.3.         Quorum. A quorum shall consist of at least one-half of the Committee’s members, but no fewer than two persons. The act of a majority of the Committee members present at a meeting at which a quorum is present shall be the act of the Committee.

4.4.         Agenda. The Chairperson of the Committee shall prepare an agenda for each meeting of the Committee, in consultation with Committee members and any appropriate member of the Company’s management or staff, as necessary. As requested by the Chairperson, members of the Company’s management and staff shall assist the Chairperson with the preparation of any background materials necessary for any Committee meeting.

4.5.         Presiding Officer. The Chairperson of the Committee shall preside at all Committee meetings. If the Chairperson is absent at a meeting, a majority of the Committee members present at a meeting shall appoint a different presiding officer for that meeting.

5.            Committee Authority and Responsibilities.

5.1.         ~~Director Compensation. The Committee shall periodically review and make recommendations to the Board with respect to the compensation of all non- employee directors.~~

Director Compensation. The Committee shall periodically review and make recommendations to the Board with respect to compensation payable for serving as a director. In making these recommendations to the Board, the Committee shall be guided by the following guidelines (unless these guidelines are clearly non-aligned with compensation best practices at the time as certified by Advisors and disclosed in the Company’s compensation disclosure): (i) not less than 50% of the total compensation payable for serving as a director shall be in the form of equity-based compensation; (ii) for as long as the individual serves as a director and for a period of one year from the date the individual ceases serving as a director, that individual may not sell, transfer or assign to any third party more than 50% of the total number of shares of the Company received by way of compensation for serving as a director; and (iii) the total cash compensation payable to all directors of the Company for service as directors shall not exceed an aggregate amount of US$600,000 annually.

For questions or assistance, please contact the proxy solicitor for the Concerned InterOil Shareholders in Canada and the United States, Evolution Proxy Inc. at 1-844-226-3222 toll free in North America, or 1-416-855-0238 outside of North America (collect calls accepted) or by email at info@evolutionproxy.com. To keep current with further developments and information about voting your shares, visit www.concernedinteroilshareholders.com.

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5.2.         CEO Compensation. The Committee shall (i) review and approve corporate goals and objectives relevant to compensation of the CEO, (ii) evaluate the CEO’s performance in light of those goals and objectives and (iii) determine and approve the CEO’s compensation level based on such evaluation. The Committee shall meet in executive session, outside of the presence of the CEO, to determine the compensation of the CEO. In determining the incentive components of CEO compensation, the Committee may consider a number of factors, including, but not limited to, the Company’s performance and relative shareholder return, the value of similar incentive awards to CEOs at comparable companies and the awards given to the CEO in past years.

5.3.         Executive Officer Compensation. The Committee shall review and approve the base salaries and incentive opportunities of the Executive Officers. The Committee shall review and approve the following as they affect the Executive Officers: (i) all other incentive awards and opportunities, including both cash-based and equity-based awards and opportunities; (ii) any employment agreements and severance arrangements; (iii) any change-in-control agreements and change-in-control provisions affecting any elements of compensation and benefits; and (iv) any special or supplemental compensation and benefits for the Executive Officers and individuals who formerly served as Executive Officers, including supplemental retirement benefits and the perquisites provided to them during and after employment. In approving these compensation arrangements for Executive Officers, the Committee shall be guided by the following principles: (i) no Executive Officer shall receive a payment in connection with a change-in-control transaction (a ‘Change of Control Payment’) unless the price per share payable to shareholders as a result of the transaction exceeds both (x) US$60.00 per share (based on the number of shares outstanding as of the day this charter was amended to include this provision, and as adjusted appropriately as a result of consolidation, etc.) over a 30 day trailing VWAP (the “Threshold Price”), and (y) the 30 day trailing VWAP as of the date of the commencement of the Executive Officer’s employment with the Company; and (ii) the Change of Control Payment may be pro-rated by the Board in its discretion above the Threshold Price up to any maximum amount determined by the Board, based on the price per share payable to shareholders as a result of the transaction. In any event, any of these awards, opportunities, agreements, arrangements, provisions, compensation or benefits must clearly align with compensation best practices as certified by Advisors and disclosed in the Company’s compensation disclosure.

5.4.         Non-Executive Officer Employees. The Committee may review and make recommendations to the Board with respect to the general compensation levels of non-Executive Officer employees, including merit increases and incentive opportunities.

5.5.         Administration of Plans. The Committee shall administer the Company’s incentive compensation and stock option and other equity based plans (including specific provisions) in which the CEO and other Executive Officers and employees may be participants and recommend to the Board amendments to such plans or adoption of new plans. In connection with administering such plans, the Committee shall have the authority to (i) approve option guidelines and the general size of overall grants, (ii) make grants, (iii) interpret the plans, (iv) determine the rules and regulations relating to the plans, (v) modify or cancel existing grants and substitute new grants (with the consent of grantees), (vi) designate employees eligible to participate in the plans, and (vii) impose such limitations, restrictions and conditions upon any award as the Committee deems appropriate and as permitted under the applicable plan. As requested by management, the Committee shall review, consult, and make recommendations and/or determinations regarding executive and employee compensation and benefit plans and programs generally.

For questions or assistance, please contact the proxy solicitor for the Concerned InterOil Shareholders in Canada and the United States, Evolution Proxy Inc. at 1-844-226-3222 toll free in North America, or 1-416-855-0238 outside of North America (collect calls accepted) or by email at info@evolutionproxy.com. To keep current with further developments and information about voting your shares, visit www.concernedinteroilshareholders.com.

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5.6.         Insider Trading Policy. The Committee shall administer the Company’s Insider Trading Policy to the extent such policy applies to Covered Persons (as defined in the Insider Trading Policy). In connection with administering such Insider Trading Policy, the Committee is responsible for providing prior authorization for all trades by Covered Persons.

5.7.         Shareholder Proposals. The Committee shall review and make recommendations with respect to shareholder proposals related to compensation matters.

6.            Reports and Assessments.

6.1.         Board Reports. The Chairperson of the Committee shall, periodically, at his or her discretion, report to the Board on Committee actions and on the fulfillment of the Committee’s responsibilities under this Charter.

6.2.         Charter Assessment. The Committee shall periodically, at its discretion, assess the adequacy of this Charter and advise the Board of its assessment and of its recommendation for any changes to the Charter. The Committee shall, if requested by management, assist management with the preparation of any certification to be presented to the NYSE and/or relevant Canadian securities commissions affirming that the Committee reviewed and reassessed the adequacy of this Charter.

6.3.         Committee Self-Assessment. The Committee shall annually make a self- assessment of its performance and shall report the results of such self- assessment to the Board.

6.4.         Management Information Circular Report. The Committee shall review and approve an annual report on executive compensation as required by the rules and regulations of the Canadian Securities Administrators and the SEC and submit it to the Board for inclusion in the Company’s management information circular prepared in connection with its annual meeting of shareholders.”

For questions or assistance, please contact the proxy solicitor for the Concerned InterOil Shareholders in Canada and the United States, Evolution Proxy Inc. at 1-844-226-3222 toll free in North America, or 1-416-855-0238 outside of North America (collect calls accepted) or by email at info@evolutionproxy.com. To keep current with further developments and information about voting your shares, visit www.concernedinteroilshareholders.com.

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SCHEDULE H

PROPOSED CHANGES TO INTEROIL’S NOMINATING AND GOVERNANCE COMMITTEE CHARTER

(See Sections 5.1 and 5.3 for proposed changes to the charter, being indicated as ~~deletions~~ and additions.)

“InterOil Corporation

Charter of the Nominating and Governance Committee of the Board of Directors

This Nominating and Corporate Governance Committee Charter (the “Charter”) sets forth the purpose and membership requirements of the Nominating and Corporate Governance Committee (the “Committee”) of the Board of Directors (the “Board”) of InterOil Corporation (the “Company”) and establishes the authority and responsibilities delegated to it by the Board.

1.          Purpose.            The purpose of the Committee is to (i) identify and recommend to the individuals qualified to be nominated as members of the Board and Board Committees, (ii) recommend to the Board the members and Chairperson for each Board committee, (iii) periodically review and assess the Company's Code of Ethics and Business Conduct and make recommendations for changes thereto to the Board, (iv) review and report to the Board on a periodic basis with regards to matters of corporate governance, and (v) oversee the process to assess the independence, performance and effectiveness of the Board, the Committee and individual directors and the annual evaluation of the Company's management.

In addition, the Committee is responsible for providing advice, on a confidential basis, to Company employees, officers and directors pursuant to the Company's Code of Ethics and Business Conduct.

2.           Committee Membership.

2.1         Composition and Appointment. The Committee shall consist of two or more members of the Board. The Board shall designate members of the Committee. Membership on the Committee shall rotate at the Board's discretion. The Board shall fill vacancies on the Committee and may remove a Committee member from the membership of the Committee at any time without cause. Members shall serve until their successors are appointed by the Board and as otherwise required by applicable law or the rules of the New York Stock Exchange (“NYSE”).

2.2          Independence. Each member of the Committee must qualify as an independent director pursuant to National Instrument 58-101 – Disclosure of Corporate Governance Practices (as implemented by the Canadian Securities Administration), as amended from time to time, and meet the independence requirements, or an applicable exception, of the NYSE and applicable U.S. federal securities laws, including the rules and regulations of the Securities and Exchange Commission (“SEC”).

2.3          Subcommittees. The Committee shall have the authority to delegate authority and responsibilities to subcommittees; provided that no subcommittee shall consist of less than two members.

For questions or assistance, please contact the proxy solicitor for the Concerned InterOil Shareholders in Canada and the United States, Evolution Proxy Inc. at 1-844-226-3222 toll free in North America, or 1-416-855-0238 outside of North America (collect calls accepted) or by email at info@evolutionproxy.com. To keep current with further developments and information about voting your shares, visit www.concernedinteroilshareholders.com.

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3.           Advisors. The Committee shall have the authority to (i) retain, at the Company's expense, a search firm, external counsel and other expert advisors (“Advisors”) as it deems necessary to fulfil its responsibilities and (ii) determine, on behalf of the Company, the compensation of such Advisors. The Committee shall have sole authority to terminate any such Advisor, including sole authority to approve the fees and other retention terms.

4.           Meetings.

4.1         Frequency of Meetings. The Committee shall meet at least once annually and as otherwise appropriate. The schedule for regular meetings of the Committee shall be established by the Committee. The Chairperson of the Committee may call a special meeting at any time he or she deems advisable. Meetings may be by written consent. When necessary, the Committee will meet in executive session outside the presence of any senior executive officer of the Company.

4.2         Minutes. Minutes of each meeting of the Committee shall be kept to document the discharge by the Committee of its responsibilities.

4.3         Quorum. A quorum shall consist of at least one-half of the Committee's members, but no fewer than two persons. The act of a majority of the Committee members present at a meeting at which a quorum is present shall be the act of the Committee. However, nominations for directors that are submitted to the Board must be approved by the two-thirds vote of the standing members of the Committee.

4.4          Agenda. The Chairperson of the Committee shall prepare an agenda for each meeting of the Committee, in consultation with Committee members, the Chairperson of the Board and any appropriate member of the Company's management or staff, as necessary. As requested by the Chairperson, members of the Company's management and staff shall assist the Chairperson with the preparation of any background materials necessary for any Committee meeting.

4.5          Presiding Officer. The Chairperson of the Committee shall preside at all Committee meetings. If the Chairperson is absent at a meeting, a majority of the Committee members present at a meeting shall appoint a different presiding officer for that meeting.

5.           Board and Committee Members.

5.1         Nominee Criteria and Qualifications. ~~The Committee shall formulate the criteria for directors, and shall consider personal characteristics and core competencies required of Board members when evaluating persons to be nominated for election to the Board, taking into account the composition of the Board as a whole.~~  The Committee shall formulate the criteria for directors, and shall consider personal characteristics and core competencies required of Board members when evaluating persons to be nominated for election to the Board (including, for greater certainty, at least one third of the directors must have direct skills, competency and experience in matters relevant to the exploration and development of the Company’s onshore licenses and development assets in the Papua New Guinea jungle), taking into account the composition of the Board as a whole. In addition, the Committee shall consider a candidate's qualification as “independent” as well as a candidate's depth of experience and availability, the balance of the business interest and experience of the incumbent directors or new nominees, and the need for any required expertise on the Board or one of its committees. With respect to incumbent members of the Board, the Committee shall also consider the performance of the incumbent director.

For questions or assistance, please contact the proxy solicitor for the Concerned InterOil Shareholders in Canada and the United States, Evolution Proxy Inc. at 1-844-226-3222 toll free in North America, or 1-416-855-0238 outside of North America (collect calls accepted) or by email at info@evolutionproxy.com. To keep current with further developments and information about voting your shares, visit www.concernedinteroilshareholders.com.

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5.2         Consideration of Shareholder Recommendations. The Committee shall be responsible for establishing a policy regarding consideration of director candidates recommended by the Company's shareholders and the procedures to be followed by shareholders that desire to submit such a recommendation.

5.3         Identification of Board Candidates. The Committee shall identify, screen and recruit candidates to serve on the Board. The Committee shall also annually review each incumbent director's past performance and recommend to the Board whether such director should be nominated for re-election. ~~The Committee shall consider recommendations by the Chairperson of the Board and the CEO who shall be included in the process on a non-voting basis.~~ The Committee shall also annually review each incumbent director’s past performance and skills (including, for greater certainty, at least one third of the directors must have direct skills, competency and experience in matters relevant to the exploration and development of the Company’s onshore licenses and development assets in the Papua New Guinea jungle) and recommend to the Board whether such director should be nominated for re-election.

5.4.         Recommendation of Board Nominees. The Committee shall recommend to the Board nominees for election to the Board at the next annual meeting of shareholders and to fill any vacancies in the intervening period.

5.5.        Recommendation of Committee Members. The Committee shall annually and as otherwise appropriate recommend to the Board the membership of each Board committee (including this Committee) and a Chairperson for each committee. As part of such review, the Committee shall review the qualifications of the members of each committee to ensure that each committee has a membership that meets any criteria of applicable law and the rules and regulations of the SEC and NYSE. There is no policy limiting the length of service on any committee.

5.6         Diversity. The Committee shall take into account any applicable policies from time to time adopted by the Board in relation to diversity of representation on the Board and of senior management of the Company. For this purpose the Nominating and Governance Committee is authorized to consider as part of its policies and procedures measures designed to ensure that the nominee recruitment and identification processes are appropriate in terms of depth and scope to foster identification and progression of diverse candidates.

6.           Board Matters.

6.1.        Director Orientation and Continuing Education. The Committee shall oversee a director orientation program and may recommend continuing education for any and all directors, to the extent deemed necessary by the Committee.

6.2.         Board Composition, Structure and Renewal. The Committee shall annually review, assess and make recommendations to the Board regarding Board size, composition and operation of the Board to ensure effective decision-making. The Committee shall annually review and assess the size, composition and chairpersons of all Board committees and the Board and make recommendations to the Board for consideration. The Committee shall regularly review successors for the chairperson of the Board and chairpersons of the Board committee and make recommendations to the Board for consideration. The Committee shall annually review and, in the Committee's discretion, recommend to the Board for consideration those individual directors to be designated as independent and as financially literate under applicable law.

For questions or assistance, please contact the proxy solicitor for the Concerned InterOil Shareholders in Canada and the United States, Evolution Proxy Inc. at 1-844-226-3222 toll free in North America, or 1-416-855-0238 outside of North America (collect calls accepted) or by email at info@evolutionproxy.com. To keep current with further developments and information about voting your shares, visit www.concernedinteroilshareholders.com.

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The Committee shall annually assess and make recommendations to the Board regarding the need for renewal of the Board, to ensure that a balance between Director experience and new perspectives is maintained. The Committee shall annually assess Director tenure in accordance with the Company’s Board Tenure guidelines and make recommendations to the Board.

The Committee shall be responsible for establishing a process for Board renewal, including the specification of the mix of skills and diversity that the Board is looking to achieve in order to achieve effective strategic oversight.

6.3         Board Attendance at Annual Meeting. The Committee shall be responsible for determining whether or not the Company should have a policy regarding Board members' attendance at the Company's annual meetings of shareholders.

7.           Management Succession and Appointment of Officers.

7.1.        Management Plan. In consultation with the CEO, the Committee shall develop a succession plan for senior management of the Company.

7.2.        CEO Succession. The Committee shall recommend to the Board a successor to the CEO when a vacancy occurs.

7.3.        Appointment of Officers. In consultation with the CEO, the Committee shall recommend to the Board the persons to be appointed officers by the Board and review any proposed personnel changes involving such officers.

7.4         Diversity. In acquitting their respective responsibilities under this Part 7, the Committee and the CEO shall take into account any applicable policies from time to time adopted by the Board in relation to diversity of senior management of the Company.

8.           Communications with Security Holders. The Committee shall be responsible for establishing a process for security holders to send security holder communications to Board members, including whether security holder communications will be screened to determine the communications that will be relayed to Board members. The Committee shall be responsible for determining whether or not to seek the approval of such policy by the independent Board members.

9.           Reports and Assessments.

9.1.        Board Reports. The Chairperson of the Committee shall report to the Board on Committee actions and on the fulfilment of the Committee's responsibilities under this Charter.

For questions or assistance, please contact the proxy solicitor for the Concerned InterOil Shareholders in Canada and the United States, Evolution Proxy Inc. at 1-844-226-3222 toll free in North America, or 1-416-855-0238 outside of North America (collect calls accepted) or by email at info@evolutionproxy.com. To keep current with further developments and information about voting your shares, visit www.concernedinteroilshareholders.com.

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9.2.        Evaluation of Committee Charters. The Committee shall annually review and assess the adequacy of this Charter and advise the Board of its assessment and of its recommendation for any changes to the Charter. The Committee shall, as deemed necessary from time to time, assist the relevant committees and the Board with the review of the Board or other Board committee charters. In connection therewith, the Committee shall review the recommendations of each Board committee regarding the charter of its committee. The Committee shall if, requested by management, assist management with the preparation of any certification to be presented to the NYSE or to Canadian Securities Administrators affirming that the adequacy of this Charter and any other Board or Board committee charters have been reviewed and assessed.

9.3.        Committee Self-Assessment. The Committee shall annually make a self- assessment of its performance, and shall report the results of such assessment to the Board.

9.4.        Assessment of Board. The Committee shall annually oversee an assessment of the full Board. The Committee shall be responsible for establishing the evaluation criteria and implementing the process for such evaluation.

9.5.        Corporate Governance. The Committee shall bring to the attention of the Board such corporate governance issues as necessary for the proper governance of the Company and shall develop the approach of the Company in matters of corporate governance including the written statement of corporate governance principles applicable to the Company as set forth in the Company's annual management information circular, and make recommendations to the Board with respect to all such matters.

9.6.        Code of Ethics and Business Conduct. The Committee shall conduct an annual review and assessment of the Company's Code of Ethics and Business Conduct and recommend to the Board any changes to such code that it deems necessary. The Committee shall monitor compliance with the Code of Ethics and Business Conduct and shall inquire of management as to their knowledge of (i) any violation of the Code of Ethics and Business Conduct, (ii) any waiver of compliance with such code and (iii) any investigations undertaken with regard to compliance with such code. The Committee may make recommendations to the Board regarding the waiver of any provision of the Ethics and Business Conduct.”

For questions or assistance, please contact the proxy solicitor for the Concerned InterOil Shareholders in Canada and the United States, Evolution Proxy Inc. at 1-844-226-3222 toll free in North America, or 1-416-855-0238 outside of North America (collect calls accepted) or by email at info@evolutionproxy.com. To keep current with further developments and information about voting your shares, visit www.concernedinteroilshareholders.com.

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SCHEDULE I

PROPOSED CHANGES TO INTEROIL’S RESERVES GOVERNANCE COMMITTEE CHARTER

(See Sections 4(c), 4(d) and 4(k) for proposed changes to the charter, being indicated as ~~deletions~~ and additions).

“INTEROIL CORPORATION

RESERVES GOVERNANCE COMMITTEE CHARTER

1.           Establishment

The Board of Directors (the “Board”) of InterOil Corporation (the “Corporation”), hereby adopts this charter for the Reserves Governance Committee (the “Committee”) of the Board.

2.           Composition

The Committee shall be comprised of not less than three directors of the Board. The majority of the members of the Committee:

(a)	shall be individuals who are not, and have not been within the preceding 12 months, (i) an officer or employee of the Corporation or an affiliate of the Corporation, (ii) a person who beneficially owns 10% or more of the outstanding voting securities of the Corporation, or (iii) a relative of a person referred to in (i) or (ii) of this paragraph residing in the same home as that person; and

(b)	shall be free from any relationship that could, in the view of the Board, reasonably be seen to interfere with the exercise of a member's independent judgment.

Each Committee member shall satisfy the qualification requirements of any applicable laws, rules, or regulations, including requirements of any stock exchange on which the securities of InterOil are listed and posted for trading.

All members of the Committee shall have a working familiarity with the estimation of petroleum and natural gas reserves and/or resources. Members of the Committee shall be appointed by resolution of the Board. The Committee Chair shall be appointed by Committee members. A member of the Committee shall cease to be a member of the Committee upon ceasing to be a director of the Corporation.

3.           Mandate

The mandate of the Committee is to assist the Board in fulfilling its responsibilities in general and, in particular, with respect to the oil and natural gas reserves and resource evaluation process and public disclosure of reserves data and other information as required under National Instrument 51-101 - Standards of Disclosure for Oil and Gas Activities (“NI 51-101”).

For questions or assistance, please contact the proxy solicitor for the Concerned InterOil Shareholders in Canada and the United States, Evolution Proxy Inc. at 1-844-226-3222 toll free in North America, or 1-416-855-0238 outside of North America (collect calls accepted) or by email at info@evolutionproxy.com. To keep current with further developments and information about voting your shares, visit www.concernedinteroilshareholders.com.

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4.           Specific Duties and Responsibilities

Subject to the powers of the Board and in addition to any other duties assigned to the Committee by the Board, the Committee will have the following duties and responsibilities:

(a)	to review and make recommendations to the Board with respect to:

(i)	the Corporation's annual Statement of Reserves Data and Other Information, on Form 51-101F1 (the “Reserves Statement”);

(ii)	the annual signed Report of Independent Qualified Reserves Evaluator or Auditor, on Form 51-101F2 (the “Evaluator's Report”), respecting the applicable Reserves Statement; and

(iii)	the annual Report of Management and Directors, on Form 51-101F3 (the

“Management Report”), respecting the applicable Reserves Statement;

(b)	to review and consider any news release of the Corporation announcing the filing of the Reserves Statement, Evaluator's Report and Management Report;

(c)	~~to review any proposed public disclosure or regulatory filings by the Corporation with respect to any reserves and/or resources evaluation and oil and gas activities and the material compliance thereof with applicable regulatory requirements and, if appropriate, make recommendations to the Board to approve or disapprove of the release or filing thereof;~~ to review any proposed public disclosure or regulatory filings by the Corporation with respect to any reserves and/or resources evaluation and oil and gas activities and the material compliance thereof with applicable regulatory requirements and, if appropriate, make recommendations to the Board to approve or disapprove of the release or filing thereof; provided that, subject to and in further compliance with applicable securities laws, whenever the Corporation files a report disclosing a certain well location as a commercial discovery or otherwise provides disclosure in that regard, the Committee shall request the Corporation to disclose in reasonable detail: (i) the Corporation’s view as to why the location is a commercial discovery, including its views and assumptions on costs of development (including the overall cost breakdown for wells and operations); (ii) likely markets for production from the discovery; and (iii) any update such discovery implies to the most recent annual resource report;

(d)	~~to review and make recommendations to the Board respecting the appointment of a qualified reserves evaluator or auditor pursuant to the requirements of NI 51-101~~; to review and make recommendations to the Board respecting the appointment of a qualified reserves evaluator or auditor pursuant to the requirements of NI 51-101; provided that, subject to and in further compliance with applicable securities laws, the Committee shall, to the extent practicable: (i) ensure that any qualified reserves evaluator or auditor it recommends to the Board has sufficient relevant experience in evaluating reserves and/or resources similar to the Corporation’s onshore licenses and development assets in the Papua New Guinea jungle; and (ii) provided the evaluator remains qualified in the Committee’s view, maintain the same evaluator from year to year to provide a more consistent assessment of the Corporation’s reserves over time;

For questions or assistance, please contact the proxy solicitor for the Concerned InterOil Shareholders in Canada and the United States, Evolution Proxy Inc. at 1-844-226-3222 toll free in North America, or 1-416-855-0238 outside of North America (collect calls accepted) or by email at info@evolutionproxy.com. To keep current with further developments and information about voting your shares, visit www.concernedinteroilshareholders.com.

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(e)	to review any appointment of, or change in, the reserves evaluator or auditor engaged by the Corporation and, in the case of a proposed change, determine whether there have been any disputes between the qualified reserves evaluator or auditor and management of the Corporation;

(f)	to consider and report to the Board respecting the independence of the qualified reserves evaluator or auditor engaged by the Corporation;

(g)	to consider whether the reserves evaluator or auditor engaged by the Corporation has been provided with all of the information reasonably required to provide a Reserves Statement that satisfies the requirements of NI 51-101;

(h)	to consider whether any restrictions affecting the ability of the qualified reserves evaluator or auditor engaged by the Corporation to report on the Corporation's reserves data were imposed in connection with any review of the Corporation's reserves data by the qualified reserves evaluator or auditor;

(i)	to review, with reasonable frequency, the Corporation's procedures relating to the disclosure of information concerning the oil and gas activities, resources and reserves of the Corporation, including the Corporation's procedures for complying with the disclosure requirements of NI 51-101;

(j)	to review, with reasonable frequency, the Corporation's procedures for providing information to the qualified reserves evaluator or auditor engaged by the Corporation;

(k)	~~to review the scope of the annual review of the Corporation’s reserves and/or resources~~; to review the scope of the annual review of the Corporation’s reserves and/or resources; provided that in addition to complying with the disclosure requirements of NI 51-101, such annual review shall include an evaluation by the qualified reserves evaluator or auditor of any new claimed discoveries by the Corporation referred to in Section 4(c) of this Charter and the Corporation’s related assumptions and development plans;

(l)	to meet independently of management with the qualified reserves evaluator or auditor engaged to report on the Corporation's reserves data for purposes of NI 51-101;

(m)	before recommending the filing of the Reserves Statement pursuant to NI 51-101, to meet with management of the Corporation and the qualified reserves evaluator or auditor engaged by the Corporation to:

(i)	assess whether any restrictions affect the ability of the qualified reserves evaluator or auditor to report on the Corporation's reserves data without reservation; and

(ii)	review the reserves data and the report of the qualified reserves evaluator or auditor thereon;

(n)	to consider reserves and/or resources findings and disagreements between management and the qualified reserves evaluator or auditor engaged by the Corporation to report on the Corporation's reserves and/or resources data for purposes of NI 51-101 and use reasonable efforts to resolve disputes;

For questions or assistance, please contact the proxy solicitor for the Concerned InterOil Shareholders in Canada and the United States, Evolution Proxy Inc. at 1-844-226-3222 toll free in North America, or 1-416-855-0238 outside of North America (collect calls accepted) or by email at info@evolutionproxy.com. To keep current with further developments and information about voting your shares, visit www.concernedinteroilshareholders.com.

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(o)	to annually assess the work of the qualified reserves evaluator or auditor engaged by the Corporation;

(p)	to assess and report to the Board concerning the qualifications of the members of the

Reserves Committee pursuant to section 3.5 of NI 51-101;

(q)	to consider such matters and questions relating to the reserves and/or resources as the

Board may from time to time refer to the Committee; and

(r)	to coordinate meetings with the Audit Committee of the Board, senior reserve and/or resources personnel, engineers and independent reserve evaluators, as required, to address areas of mutual interest or concern in respect of the Company's evaluation of its oil and natural gas reserves and/or resources.

5.           Administrative Matters

The following general provisions will govern the activities of the Committee.

(a)	The quorum for purposes of meetings of the Committee shall be at least two members present in person or by telephone or other acceptable communications device. No business may be transacted by the Committee except at a meeting of its members at which a quorum is present or by a resolution in writing signed by all the members of the Committee.

(b)	Any member of the Committee may be removed or replaced at any time by the Board. If a vacancy exists on the Committee, the remaining members may exercise all of the powers of the Committee so long as a quorum is present at the applicable meeting or the applicable written resolution is signed by all current members.

(c)	The Committee may invite such officers, directors and employees of the Corporation and other persons (including one or more representatives of the external auditor of the Corporation), as the Chairman of the Committee may consider appropriate, to attend at meetings of the Committee and assist members of the Committee in their deliberations.

(d)	The Committee shall determine the time and place at which the meetings of the Committee shall be held and the procedures for calling and conducting business at such meetings, having regard to the by-laws of the Corporation.

(e)	The Chairman of the Committee shall preside at all meetings of the Committee and shall not have a second or deciding vote in the event of a tie. In the absence of the Chairman, the members of the Committee present at a meeting shall appoint one of those members to act as chairman for that particular meeting (or the portion thereof at which the Chairman is not present).

For questions or assistance, please contact the proxy solicitor for the Concerned InterOil Shareholders in Canada and the United States, Evolution Proxy Inc. at 1-844-226-3222 toll free in North America, or 1-416-855-0238 outside of North America (collect calls accepted) or by email at info@evolutionproxy.com. To keep current with further developments and information about voting your shares, visit www.concernedinteroilshareholders.com.

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(f)	The members of the Committee shall, for the purpose of performing their duties, have the right to inspect all the books and records of the Corporation, and to discuss such books and records as are in any way related to the reserves of the Corporation with the officers and employees of the Corporation.

(g)	Minutes of Committee meetings shall be prepared and maintained and signed by the Chair and the secretary of the meeting. The Chairman of the Committee shall report to the Board on the activities of the Committee at the next meeting of the Board or such earlier time as the Chairman of the Committee may consider appropriate.

(h)	The Committee shall have the authority to:

(i)	to engage independent counsel and other advisors that it determines to be necessary to permit it to carry out its duties; and

(ii)	to set and pay the compensation for any advisors engaged by the Committee.

(i)	A Committee Secretary will be appointed to assist with the administration of the Committee and to keep minutes of the Committee’s meetings.

6.           Reports and Assessments

(a)	Board Reports – The Chairperson of the Committee shall, periodically, at his or her discretion, report to the Board on the fulfillment of the Committee’s responsibilities under this Charter.

(b)	Charter Assessment - The Committee shall periodically, at its discretion, assess the adequacy of this Charter and advise the Board of its assessment and of its recommendation f o r any changes to the Charter. The Committee shall, if requested by management, assist management with the preparation of any certification affirming that the Committee reviewed and reassessed the adequacy of this Charter.

(c)           Committee Self -Assessment – The Committee shall regularly make a self- assessment of its performance and shall report the results of such self-assessment to the Board.”

For questions or assistance, please contact the proxy solicitor for the Concerned InterOil Shareholders in Canada and the United States, Evolution Proxy Inc. at 1-844-226-3222 toll free in North America, or 1-416-855-0238 outside of North America (collect calls accepted) or by email at info@evolutionproxy.com. To keep current with further developments and information about voting your shares, visit www.concernedinteroilshareholders.com.

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SCHEDULE J

PROPOSED CHANGES TO INTEROIL’S BOARD CHARTER

(See proposed changes indicated as ~~deletions~~ and additions.)

“CHARTER OF THE BOARD OF DIRECTORS

General Powers of the Board of Directors

The Board of Directors (the “Board”) of InterOil Corporation (the “Corporation”) has a duty to manage the business and affairs of the Corporation in accordance with the Business Corporations Act (Yukon) and the regulations thereunder, and the articles and by-laws of the Corporation. The powers of the Board may be exercised by resolution passed at a meeting at which a quorum is present or by resolution in writing signed by all directors entitled to vote on the resolution.

The principal responsibility of the Board is to promote the best interests of the Corporation and its shareholders. This responsibility includes: (i) approving fundamental operating, financial and other corporate plans, strategies and objectives; (ii) evaluating the performance of the Corporation and its senior management; (iii) selecting, regularly evaluating and fixing the compensation of executive officers; (iv) adopting policies of corporate governance and conduct, including compliance with stock exchange policies, applicable laws and regulations, financial and other controls; (v) reviewing the process of providing appropriate financial and operational information to the shareholders and the public generally; and (vi) evaluating the overall effectiveness of the Board.

The Board is responsible for ensuring that the Corporation carries out the strategic vision for the Corporation developed by the Chairperson of the Board and the CEO, and approved by the Board. Historically, the Corporation's vision has focused on superior growth and accepted a correspondingly increased level of risk. In carrying out its responsibilities, the Board is required to base its decisions on the Corporation's growth oriented approach to increasing shareholder value, or such other revised strategies as may be adopted by the Chairperson of the Board and the CEO, and approved by the Board.

General Fiduciary Duties

The Board must act in the best interests of the Corporation and its shareholders generally. Every director of the Corporation in exercising his powers and discharging his duties must:

(a)      act honestly and in good faith with a view to the best interests of the Corporation; and

(b)     exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

Fiduciary duties include, by way of example, the obligation to refrain from voting on contracts where personal financial or other interests conflict with those of the Corporation, using insider information in securities transactions and appropriating a corporate opportunity for personal benefit. Directors must act with such care as would reasonably be expected of a person having the knowledge and experience of the particular director in question.

For questions or assistance, please contact the proxy solicitor for the Concerned InterOil Shareholders in Canada and the United States, Evolution Proxy Inc. at 1-844-226-3222 toll free in North America, or 1-416-855-0238 outside of North America (collect calls accepted) or by email at info@evolutionproxy.com. To keep current with further developments and information about voting your shares, visit www.concernedinteroilshareholders.com.

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Directors should have sufficient information to enable them to make knowledgeable decisions on all matters coming before the Board. It is the responsibility of each director to ask such questions as may be necessary to satisfy him that he has been supplied with all the necessary information on which to base his decisions. Directors should have a basic understanding of the principal operational and financial objectives, strategies and plans of the Corporation, and the results of operations and financial condition of the Corporation.

Directors are entitled to rely in good faith on: (i) financial statements of the Corporation which are represented by an officer of the Corporation or in a written report of the auditors of the Corporation as fairly reflecting the financial condition of the Corporation; or (ii) an opinion or report of a lawyer, accountant, engineer, appraiser or other person whose profession lends creditability to a statement made by him.

In order to fulfill his fiduciary duties to the Corporation and its shareholders, each director should: (i) prepare for and attend all meetings of the Board; (ii) be sufficiently informed about the current and proposed activities of the Corporation; (iii) review the minutes of meetings, including any meeting not attended as well as any resolutions passed or actions taken; (iv) obtain advice from outside or independent advisors and consultants when necessary; (v) consider whether the minutes of the previous meeting of the Board accurately represent the discussions that took place and the resolutions that were passed; and (vi) be attentive to matters arising in respect of the Corporation's activities.

Conflicts of Interest

In addition to applicable provisions set forth in the Corporation’s Code of Ethics and Business Conduct, a director who is a party to a material contract or proposed material contract with the Corporation, or who is a director or officer of or has a material interest in any corporation or entity which is a party to a material contract or proposed material contract with the Corporation, must disclose in writing to the Corporation, or request to have entered in the minutes of meetings of directors, the nature and extent of his interest.

The disclosure required to be made by a director where there is a conflict of interest must be made at the meeting at which a proposed contract is first considered by the Board or, if the director had no interest in a proposed contract at the time of such meeting, at the first meeting of the Board after he acquires an interest. If the director acquires an interest after a contract is made, he must disclose his interest at the first meeting of the Board after acquiring the interest. If a person who has an interest in a contract later becomes a director of the Corporation, he must disclose his interest at the first meeting of the Board after he becomes a director.

Where a proposed contract is dealt with by a written resolution signed by all directors in lieu of a meeting of the Board, the disclosure must be made immediately upon receipt of the resolution or, if the director had no interest at the time of receipt of the resolution, at the first meeting of the Board after he acquires the interest.

A director who discloses a conflict of interest must refrain from taking part in any discussions or voting on any resolution to approve the contract, unless the contract is:

(a)          an arrangement by way of security for money loaned to or obligations undertaken by him, or by a corporation in which he has an interest, for the benefit of the Corporation or an affiliate;

For questions or assistance, please contact the proxy solicitor for the Concerned InterOil Shareholders in Canada and the United States, Evolution Proxy Inc. at 1-844-226-3222 toll free in North America, or 1-416-855-0238 outside of North America (collect calls accepted) or by email at info@evolutionproxy.com. To keep current with further developments and information about voting your shares, visit www.concernedinteroilshareholders.com.

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(b)           a contract relating primarily to his remuneration as a director, officer, employee or agent of the Corporation or an affiliate;

(c)           a contract for indemnity or insurance with respect to a director or officer of the Corporation, a former director or officer of the Corporation or a person who acts or acted at the Corporation's request as a director or officer of a corporation of which the Corporation is or was a shareholder or creditor; or

(d)           a contract with an affiliate of the Corporation. Directors who serve on boards of affiliated corporations are not required to refrain from voting on contracts between the two corporations.

Any profits or gains realized by a director as a result of his privileged position on the Board must be reimbursed to the Corporation, except in the case of gains resulting from contracts with respect to which he has complied with the obligation to disclose his interest and has refrained from voting.

Mandate and Stewardship of the Corporation

The Board is responsible for the stewardship of the Corporation and, as part of the overall stewardship responsibility, should assume responsibility (directly or through its committees) for overseeing the following matters:

(a)           the adoption of a strategic planning process;

(b)           the identification of the principal risks of the Corporation's business and endeavouring to ensure the implementation of appropriate systems to manage those risks;

(c)           succession planning;

(d)           the implementation of a communications policy for the Corporation;

(e)           monitoring the integrity of the Corporation's internal control and management information systems; and

(f)           overseeing the Corporation's commitment to social and community responsibility and fostering ethical and responsible decision making by management.

The Board has identified the following core functions:

(a)           choosing the Corporation's Chief Executive Officer and overseeing his efforts to direct the senior management team in managing the enterprise;

(b)           setting the broad parameters within which the management team operates, including adopting a strategic planning process and approving a strategic direction;

(c)           defining a framework to monitor the management of business opportunities and risks;

(d)           providing direction and advice to the Chief Executive Officer and the management team;

For questions or assistance, please contact the proxy solicitor for the Concerned InterOil Shareholders in Canada and the United States, Evolution Proxy Inc. at 1-844-226-3222 toll free in North America, or 1-416-855-0238 outside of North America (collect calls accepted) or by email at info@evolutionproxy.com. To keep current with further developments and information about voting your shares, visit www.concernedinteroilshareholders.com.

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(e)           monitoring and assessing the performance of the Chief Executive Officer; and

(f)           providing information to security holders and stakeholders about the integrity of the Corporation's financial performance.

Approval of Material Transactions

In the event that the Corporation is a party to any transaction (a “Transaction”) involving the disposition or acquisition of assets with a fair market value equal to or greater than 10% of the total book value of the Corporation’s assets at that time (the “Transaction Threshold”), the Board shall submit the Transaction for approval of the shareholders by majority resolution at a meeting of the shareholders held in compliance with the Business Corporations Act (Yukon) and applicable securities laws. The Board will review and establish the appropriate Transaction Threshold on an annual basis.

Board Renewal

The Board should initiate regular renewal of its membership to ensure that it maintains independence, possesses the appropriate mix of skills and diversity required for effective governance, and preserves a balance between director experience/history and new, fresh perspectives. The Board has adopted Board Tenure guidelines supporting and facilitating Board renewal.

These Board Tenure guidelines provide:

(a)           a maximum tenure of Directors (other than the Chairman) of nine years from date of first election by shareholders;

(b)           a maximum tenure of the Chairman of 12 years (inclusive of any term as a Director prior to being elected as Chairman) from date of first election by shareholders; and

(c)           that the Board may, on its initiative and on an exceptional basis, exercise its discretion to extend the maximum terms specified in clauses (a) and (b) above where it considers that such an extension would benefit the Corporation.

Corporate Opportunity

A director is precluded from obtaining for himself or diverting to another person or corporation with whom or with which he is associated, either secretly or without the approval of the Corporation, any property or business advantage belonging to the Corporation or with respect to which the Corporation has been in the course of negotiations.

A director is also precluded from acting in the manner described even after his resignation where the resignation may fairly be considered to have been prompted or influenced by a wish to acquire for himself the opportunity sought by the Corporation, or where it was his position with the Corporation that led to the opportunity.

In certain circumstances, a director may not use his position as a director to make a profit, even if it was not open to the Corporation to participate in the transaction.

For questions or assistance, please contact the proxy solicitor for the Concerned InterOil Shareholders in Canada and the United States, Evolution Proxy Inc. at 1-844-226-3222 toll free in North America, or 1-416-855-0238 outside of North America (collect calls accepted) or by email at info@evolutionproxy.com. To keep current with further developments and information about voting your shares, visit www.concernedinteroilshareholders.com.

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Duty of Independence

A director must act in the best interests of the Corporation and its shareholders generally and not in the interest of any one shareholder or group of shareholders. In determining whether a particular transaction or course of action is in the best interests of the Corporation, a director, if he is elected or appointed by holders of a class or series of shares, may give special, but not exclusive, consideration to the interests of those who elected or appointed him.

Duty of Confidentiality

Directors of the Corporation have an obligation to maintain the confidentiality of matters discussed at meetings of the Board unless:

(a)           it was clearly understood at the Board meeting that the information was not required to be kept in confidence;

(b)           the director was required or authorized by law to disclose the information; or

(c)           the director was authorized expressly or implicitly by the Board to make disclosure of the information.

Duty Not to Misuse Information or Position

A director must not misuse his position or make improper use of information acquired by virtue of his position to gain, directly or indirectly, an advantage for himself or any other person or to cause detriment to the Corporation. Directors are insiders of the Corporation and, as such, must not use information about the Corporation to trade in securities or to assist others to trade in securities of the Corporation before the information is available to the public.

Insider Reporting

Directors are required to report any changes in their direct or indirect beneficial ownership of or control or direction over securities of the Corporation within ten days of the change, or such shorter period as is required by applicable law.

Communication to Shareholders

~~The Board must comply with the Corporation's Disclosure Policy regarding effective communication with its shareholders and the public generally. Directors have a responsibility to have appropriate procedures in place so that accurate, appropriate and timely disclosure is being made to the Corporation's shareholders and to the public.~~ The Board of Directors have a responsibility to have appropriate procedures in place so that accurate, appropriate and timely disclosure is being made to the Corporation’s shareholders and to the public. Therefore, the Board must prepare, maintain in effect at all times and rigorously comply in all respects with a policy regarding effective communication with its shareholders and the public that is consistent with best corporate governance practices, provides opportunity for significant input by independent directors into Board decisions on public disclosures, and ensures that shareholders and the public are provided sufficient detailed information by the Corporation to understand fully the exploration and development status of the Corporation’s onshore licenses and development assets in the Papua New Guinea jungle (the “Disclosure Policy”). On an annual basis, the Board must review (and to the extent required to comply with the preceding sentence, update) the Disclosure Policy, and report in reasonable detail to the Corporation’s shareholders on the Corporation’s practices and procedures in place to ensure compliance with the Disclosure Policy. The Disclosure Policy shall be made available on the Corporation’s website in addition to all other required disclosures.

For questions or assistance, please contact the proxy solicitor for the Concerned InterOil Shareholders in Canada and the United States, Evolution Proxy Inc. at 1-844-226-3222 toll free in North America, or 1-416-855-0238 outside of North America (collect calls accepted) or by email at info@evolutionproxy.com. To keep current with further developments and information about voting your shares, visit www.concernedinteroilshareholders.com.

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Delegation of Authority to Officers and Committees

The Board may delegate authority and functions to officers and to committees of directors. The Board has the right to appoint officers to perform such duties as are assigned to them by the Board. The persons holding such offices shall also have the powers assigned to them from time to time by the Chief Executive Officer of the Corporation.

The Board has established an Audit Committee, a Compensation Committee, a Nominating and Governance Committee and a Reserves Committee. The Board has established a charter for each such committee, which includes the committee's responsibilities, the composition of the committee, various administrative matters, and a position description for the chair of each committee. The Board may establish such other committees as it determines are necessary or beneficial for its management of the business and affairs of the Corporation and the fulfillment of its other responsibilities described in this Charter.

The following matters are within the sole purview of the Board and may not be delegated by the Board to a committee of directors or to an officer of the Corporation:

(a)           the submission to the shareholders of any question or matter requiring the approval of the shareholders;

(b)           the filling of a vacancy among the directors;

(c)           the issuance of securities, except in the manner and on the terms authorized by the Board;

(d)           the declaration of dividends;

(e)           the purchase, redemption or other acquisition of shares of the Corporation, except in the manner and on the terms authorized by the Board;

(f)            the payment of a commission to any person in consideration of: (i) his purchasing or agreeing to purchase shares of the Corporation from the Corporation or from any other person; or (ii) his procuring or agreeing to procure purchasers for shares of the Corporation;

(g)           the approval of a management proxy circular;

(h)           the approval of any financial statements to be placed before the shareholders at an annual meeting; or

(i)            the adoption, amendment or repealing of any by-laws of the Corporation.

For questions or assistance, please contact the proxy solicitor for the Concerned InterOil Shareholders in Canada and the United States, Evolution Proxy Inc. at 1-844-226-3222 toll free in North America, or 1-416-855-0238 outside of North America (collect calls accepted) or by email at info@evolutionproxy.com. To keep current with further developments and information about voting your shares, visit www.concernedinteroilshareholders.com.

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Financial Statements

The Board has a duty to approve the annual financial statements of the Corporation and to submit the financial statements of the Corporation, and the auditors' report thereon, for the preceding year to the shareholders at the annual meeting of the shareholders of the Corporation.

A director is required to forthwith notify both the Audit Committee and the Corporation's auditors of any error or misstatement of which he becomes aware in the audited financial statements of the Corporation. The Board has a duty to prepare and issue corrected financial statements on being informed of an error or misstatement by an auditor or former auditor and the duty to file these statements with or inform the appropriate securities regulatory authorities.

Auditors

On demand from the Corporation's auditors, each present and former director of the Corporation has a duty to furnish to the auditors any information and explanations and allow access to any books, records, documents, accounts or vouchers of the Corporation or its subsidiaries that he is reasonably able to furnish and which the auditors consider necessary to enable them to report on the annual financial statements.

Shareholder Meetings

The Board is required to call the annual meeting of the shareholders and may, at any time, call a special meeting of shareholders. The Board has a duty to call a special meeting of the shareholders to approve any matter which requires the approval of shareholders by special resolution.

Matters Requiring Board Approval

The following matters require specific approval of the Board:

(a)           all matters identified in this Charter as falling within the sole purview of the Board;

(b)           the annual budgets (including operating and capital budgets) for the Corporation and any amendments thereto;

(c)           expenditures or transactions falling outside the guidelines or operating authorities approved by the Board provided; however, that expenditures described in an approved budget and other expenditures required in an emergency situation (i.e. environmental, health and safety) may be authorized by the CEO;

(d)           the appointment of executive officers of the Corporation;

(e)           the appointment of members to committees of the Board;

(f)           any transaction involving senior management that is outside corporate policy or which, because of the nature of the transaction or the potential for conflict because the parties are not acting at arm's length should be approved by the Board; and

For questions or assistance, please contact the proxy solicitor for the Concerned InterOil Shareholders in Canada and the United States, Evolution Proxy Inc. at 1-844-226-3222 toll free in North America, or 1-416-855-0238 outside of North America (collect calls accepted) or by email at info@evolutionproxy.com. To keep current with further developments and information about voting your shares, visit www.concernedinteroilshareholders.com.

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(g)           major and significant corporate decisions, including any contract, arrangement or transaction, which would reasonably be considered to be material or of such significance as to reasonably warrant consideration by the Board.”

For questions or assistance, please contact the proxy solicitor for the Concerned InterOil Shareholders in Canada and the United States, Evolution Proxy Inc. at 1-844-226-3222 toll free in North America, or 1-416-855-0238 outside of North America (collect calls accepted) or by email at info@evolutionproxy.com. To keep current with further developments and information about voting your shares, visit www.concernedinteroilshareholders.com.

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SCHEDULE K

NEW OPTION PLAN RESOLUTION

BE IT RESOLVED, as an ordinary resolution, that:

1.	The New Plan, as described in and in the form set forth in “Appendix “E” of the management information circular of the Corporation dated April 25, 2016, is hereby ratified and approved.

2.	The New Plan may be amended in order to satisfy the requirements or request of any regulatory authority, including but not limited to the New York Stock Exchange, in each case without requiring further approval from the shareholders.

3.	Any one director or officer of the Corporation be and is hereby authorized and directed to do all such acts and things and to execute and deliver, under the corporate seal of the Corporation or otherwise, all such deeds, documents, instruments and assurances as in his or her opinion may be necessary or desirable to give effect to the foregoing resolutions.

For questions or assistance, please contact the proxy solicitor for the Concerned InterOil Shareholders in Canada and the United States, Evolution Proxy Inc. at 1-844-226-3222 toll free in North America, or 1-416-855-0238 outside of North America (collect calls accepted) or by email at info@evolutionproxy.com. To keep current with further developments and information about voting your shares, visit www.concernedinteroilshareholders.com.

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 K-1

SCHEDULE L

MULACEK EXPENSE DENIAL RESOLUTION

BE IT RESOLVED, as an ordinary resolution, that in accordance with Section 144(6) of the Business Corporations Act (Yukon), the Corporation not reimburse the reasonable expenses of Mulacek incurred in connection with the Requisition (each as defined in the management information circular of the Corporation dated April 25, 2016).

For questions or assistance, please contact the proxy solicitor for the Concerned InterOil Shareholders in Canada and the United States, Evolution Proxy Inc. at 1-844-226-3222 toll free in North America, or 1-416-855-0238 outside of North America (collect calls accepted) or by email at info@evolutionproxy.com. To keep current with further developments and information about voting your shares, visit www.concernedinteroilshareholders.com.

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 L-1

QUESTIONS OR REQUESTS FOR ASSISTANCE MAY BE DIRECTED

TO OUR PROXY SOLICITORS:

Evolution Proxy Inc.

357 Bay Street, Suite 502

Toronto, Ontario M5H 2T7

North American Toll-Free Phone:

1-844-226-3222

Email: info@evolutionproxy.com

Facsimile: 1-416-855-0240

Outside of North America, call collect:

1-416-855-0238

IF YOU EXPERIENCE ANY PROBLEMS VOTING YOUR BLUE PROXY, PLEASE CONTACT EVOLUTION PROXY INC. AT THE NUMBERS ABOVE, AND THEY WILL BE ABLE TO ASSIST YOU TO ENSURE YOUR VOTE IS COUNTED AT THE MEETING.

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For questions or assistance, please contact the proxy solicitor for the Concerned InterOil Shareholders in Canada and the United States, Evolution Proxy Inc. at 1-844-226-3222 toll free in North America, or 1-416-855-0238 outside of North America (collect calls accepted) or by email at info@evolutionproxy.com. To keep current with further developments and information about voting your shares, visit www.concernedinteroilshareholders.com.

YOUR SUPPORT IS EXTREMELY IMPORTANT – VOTE YOUR BLUE PROXY TODAY